Exhibit 10.14

NSB SOFTWARE AS A SERVICE MASTER AGREEMENT

THIS AGREEMENT is by and between:

NSB Retail Solutions Inc., having its principal place of business at:

2800 Trans Canada Highway

Pointe Claire, Quebec, Canada

H9R 1B1

(Hereinafter referred to as “NSB”)

AND

Boot Barn, Inc., having its principal place of business at:

1636 West Collins Avenue

Orange, CA 92867

(Hereinafter referred to as the “Client”)

WHEREAS, Client wishes to procure from NSB and NSB wishes to provide to Client NSB’s Connected Retailer® Software in the form of Software as a Service (“SaaS”); and

NOW, THEREFORE, in consideration of the promises hereof, and the mutual obligations herein made and undertaken, the parties hereto agree as follows:

1.                                      DEFINITIONS

“Agreement” means this NSB SaaS Agreement and Schedules, Exhibits and/or Appendices hereto;

“Business Day” means a day other than any Saturday or Sunday or any of the Local Holidays;

“Designated Equipment” means the servers and associated equipment which shall have the Software installed for the Client to access and use to operate their business;

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“Client Desk Top Computers” means the computers located at the Client’s site, which have the required Microsoft Windows Operating System and Terminal Services, which shall be used to connect to NSB Designated Equipment. For avoidance of doubt, Microsoft Windows Operating System and Terminal Services software for the Desk Top Computers are not being provided by NSB.

“Documentation” means all user manuals and other documentation supplied by NSB to Client whether provided in electronic form or otherwise, including training manuals, program listings, data models, flow charts, logic diagrams, functional specifications, instructions, etc.;

“Hosted Applications” means the NSB Connected Retailer head office Software set forth in Schedule “F”;

“Implementation Services” means the consulting, client specific parameter settings, training, project management, implementation and/or documentation services, performed pursuant to a statement of work (“SOW”) attached hereto as Schedule “F”;

“Live” — means the first day of Client posting and/or processing production data through NSB Hosted Applications.

“Local Holidays” means the following days or the days on which these holidays are observed by NSB for US Clients: New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day;

“Maintenance Period” means: The Maintenance Period for Hosted Applications is 08:30 — 17:30, Client’s head office time zone, for all Business Days excluding NSB Local Holidays and the Maintenance Period for Store Solution is the Client’s store open hours of business plus thirty (30) minutes, excluding Local Holidays.

“Metrics” means the various measurements used for pricing of Software as a Service as set forth in Schedule “A”. The types of measurements used to establish the Metrics is based on any combination of: the number of stores; users or register count or any other measurements specified by NSB from time-to-time.

“Network Connectivity” means the high speed persistent connection established between Client’s store and head office locations to NSB hosting facility as set forth in Schedule “H”;

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“POS Equipment” or “Equipment” means the store hardware purchased hereunder as set forth in Schedule “B” and/or under maintenance with NSB that is being used to run the Store Software.

“Quarterly Fees” means the fees paid by Client to NSB based on the current Metrics, for the rights to use the Software and obtain the services associated with Software as a Service;

“Software as a Service” means the services provided by NSB pursuant to this Agreement, including (i) Client’s access to the Hosted Applications; (ii) licenses granted by NSB in respect of the Connected Retailer Store Software, and (iii) Software and POS Equipment support and maintenance services, the whole as set forth in the Schedules “A”, “B”, “C”, “D”, “E”, “F”, “G” and “H”;

“Software as a Service Fees” means the annual fees paid by Client to NSB based on the current Metrics, for the rights to use the Software and obtain the support services, excluding hardware lease and maintenance services and implementation services, associated with Software as a Service;

“Store Software” means the NSB Connected Retailer point of sale software known as “Store”, as set forth in Schedule “F”;

“Software” means the NSB Connected Retailer software and any applicable Third Party Software licensed by Client from NSB as set forth in Schedule “F”;

“Third Party” means a supplier whose software is licensed for distribution by NSB to be sublicensed by NSB to its clients and/or a supplier subcontracted by NSB to provide services;

“Third Party Software” means all software owned by a Third Party (such as Microsoft SQL), but licensed for distribution by NSB as part of the SaaS.

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2.                                      CLIENT RIGHT OF USE.

2.1.                            Client’s Rights. NSB grants to Client and Client agrees to accept a non-exclusive, non-perpetual, terminable, and non-transferable right, except as provided for in section 18.3, to access and to use the Hosted Applications and a non-exclusive, non-perpetual, terminable, non-transferable license, except as provided for in section 18.3, to use the Store Software, in the United States and/or Canada for its internal use via the Designated Equipment, in accordance with the terms of this Agreement and pursuant to the identified Metrics, during the term of this Agreement. Client’s rights under this Agreement will automatically terminate upon expiration of or termination of this Agreement.

2.2.                            Object Code. The computer programs comprising the Software will be supplied in object code only.

2.3.                            Limitation On Reverse Engineering, Decompilation, And Disassembly. Client may not reverse engineer, decompile, or disassemble the Software, except and only to the extent that it is expressly permitted by applicable law notwithstanding this limitation.

2.4.                            No Rental/No Commercial Hosting. Client may not rent, lease, lend, or provide commercial hosting services with the Software to any other entity.

2.5.                            POS Equipment configuration. Client shall purchase the certified POS Equipment configuration as outlined in Schedule “B”, which may be subject to change by NSB. Notwithstanding anything to the contrary, should the POS Equipment models change from what are currently listed in Schedule “B”, NSB shall use reasonable efforts to certify like replacement POS Equipment.

3.                                      TERM AND TERMINATION.

3.1.                            Term. This Agreement shall commence upon execution hereof and shall continue for five (5) years from the date upon which Client begins using NSB Connected Retailer Software to process live data (the “Initial Term”). During the Initial Term, the SaaS Fees may be increased each year after the second year of the Initial Term, by up to the greater of either (i) the increase in the Consumer Price Index (All Items, Montreal) over the previous year (“CPI”) plus two percent (2%). The foregoing cap on increases shall not apply to increases in respect of Third Party costs including, but not limited to, costs associated with Third Party licenses, maintenance and POS hardware maintenance. Client may terminate this Agreement at the expiration of the Initial Term by providing written notice to NSB not less than one hundred and eighty (180) days prior to the end of the Initial Term, such termination to take effect at the

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expiration of the Initial Term, while NSB may terminate this Agreement at the expiration of the Initial Term by providing written notice to the Client not less than one (1) year prior to the end of the Initial Term, such termination to take effect at the expiry of the Initial Term. Notwithstanding anything to the contrary, Client may terminate this Agreement after the end of the third year of the Initial Term by providing written notice to NSB not less than one hundred and eighty (180) days prior to the end of the third year of the Initial Term. In such event, Client shall pay NSB an amount equal to fifty percent (50%) of the then current annual SAAS fees for the remaining two years of the Initial Term.

3.2.                            Automatic Renewal. This Agreement shall automatically renew for successive renewal terms of twelve (12) months (“Renewal Term(s)”) unless terminated as permitted hereunder. The SaaS Fees may be increased each year by up to the greater of either (i) the increase in the Consumer Price Index (All Items, Montreal) over the previous year (“CPI”) plus two percent (2%). The foregoing cap on increases shall not apply to increases in respect of Third Party costs including, but not limited to, costs associated with Third Party licenses, maintenance and POS hardware maintenance. Either party may terminate this Agreement at the expiration of the then current Renewal Term by providing written notice to the other party of not less than one hundred and eighty (180) days prior to the end of the then current Renewal Term. For avoidance of doubt, termination shall be effective at the expiration of the then current Renewal Term.

3.3.                            Termination. In addition to such other rights and remedies as may be available in law or in equity, should either party commit a material breach of its obligations hereunder, the other party may, at its option, terminate this Agreement with thirty (30) days written notice of desire to terminate, which notice shall identify and describe the basis for such termination. If, prior to expiration of such period, the defaulting party cures such default, termination shall not take place.

3.4.                            Survival. Any rights and obligations which by their nature extend beyond the term of this Agreement (whether the Agreement is terminated after the Initial Term or any Renewal Term) shall survive and continue after any expiration or termination and shall bind the parties and their legal representatives, successors, heirs and assigns, where assignment is expressly permitted.

3.5.                            Cease Use. Upon termination of this Agreement for any reason, Client shall immediately cease all use of Software and return or purge any and all components thereof, including returning or destroying or causing to be destroyed any and all copies of any Software, Documentation, notes and other materials.

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4.                                      PROPRIETARY RIGHTS.

4.1.                            Ownership. Client acknowledges and agrees that this Agreement grants Client no title or right of ownership in or to the Software, or any component thereof, or to any associated materials including, but not limited to any Documentation, or intellectual property. Client shall not, at any time, take or cause any action, which would be inconsistent with or tend to impair the rights of NSB or its licensors. NSB acknowledges and agrees that this Agreement grants NSB no title or right of ownership in or to Client’s data, documentation or intellectual property.

5.                                      SOFTWARE SUPPORT AND MAINTENANCE.

5.1.                            Software Support and Maintenance. NSB will provide the following Software Support and Maintenance Services:

5.1.1.                  Support and assistance on technical operational issues and application support to Client’s head office designates as it pertains to the Hosted Applications, and direct to Client’s store personnel for the Store Software, during the Maintenance Period. Such support may be provided using remote access to either Client’s desktops, registers or to the Hosted Applications. All Software problem reports will be acknowledged by NSB by reference number. NSB will attempt to generate a correction by modifying the NSB Software, where applicable, and incorporating the modifications in the next Software Release to obviate or mitigate the effect of the defect and to use its commercially reasonable efforts to ensure that the owner of any Third Party Software provides a correction to the Third Party Software, where the problem is, in NSB’s opinion, in the Third Party Software.

5.1.2.                  Respond to Client’s inquiries pertaining to all Software procedural queries that are not covered in either the available NSB Documentation or associated training.

5.1.3.                  Fault diagnosis and, where possible, recommendations for corrections, subject to the limitations which may be imposed by contractual restrictions of any Third Party, following the reporting of any Software problem by Client. NSB shall use commercially reasonable efforts to commence investigation of the problem within the initial response time as set forth in Schedule “C” to this Agreement. Diagnosis and resolution of operational problems will generally be carried out remotely.

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5.1.4.                  NSB shall install new releases to a hosted test environment. Client shall have the opportunity to perform testing of the new releases. Client shall be provided with at least thirty (30) days from the date on which it is notified by NSB that the new release has been applied to notify NSB in writing of any issues or concerns. Failure by Client to notify NSB in writing within such period shall be construed as deemed acceptance and NSB shall have sole discretion to apply the new releases to the live production environment. Notwithstanding the foregoing, fixes may be applied directly to the live production environment where NSB deems that to do so would be appropriate under the circumstances.

5.1.5.                  Provide to Client new releases to the Software including Documentation if available, on the condition that these new releases are compatible with Client’s Desktop Computers. New releases shall not include any options, future products, or new versions of the same product previously licensed by Client which NSB licenses to its clients generally at additional cost and/or under separate agreement. Client shall be charged on a time and materials basis for training and other services rendered by NSB in connection with the new releases. It will be Client’s obligation to attend training classes at NSB Montreal, via web conference or Client’s location, as designated by NSB.

5.1.6.                  Provide to Client one copy per store of the new Store software releases, maintenance releases and fixes that are generally made available by NSB to its clients, including Documentation (if applicable), on the condition that these releases and fixes are compatible with Client’s POS Equipment. New releases shall not include any options, future products, or new versions of the same product previously licensed by Client which NSB licenses to its clients generally at additional cost or under separate agreement. Client shall be charged on a time and materials basis for training and any other services rendered by NSB to Client in connection with the new Store Software releases. It will be Client’s obligation to attend training classes at NSB Montreal, via web conference or Client’s location, as designated by NSB. Client and/or Client’s store personnel shall work with NSB to deploy and install new POS software releases, maintenance releases and fixes.

5.1.7.                  In addition to supporting the current release of the Store Software, NSB will support all releases that have been delivered to Client within the preceding year. For greater clarity, NSB shall support the current shipping release and one previous release. NSB shall have no obligation to provide support if Client does not comply with the foregoing.

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5.2.                            Exclusions. Software as a Service shall not include the diagnosis and rectification of any fault resulting from:

(a)         use of versions of any third party software including the operating system software on Client’s Desktop Computers, other than those specified from time-to-time by NSB;

(b)         inadequate training by Client of its personnel on the use of the Software;

(c)          unauthorized use of the Software;

(d)         any use of the Software not in accordance with the Documentation or otherwise contrary to NSB’s instructions;

(e)          modifications or enhancements to the Software not made by NSB, or made without NSB’s prior written consent;

(f)           use of the Software other than that installed on the Designated Equipment or POS Equipment;

(g)          failure by Client to implement NSB’s recommendations or solutions related to use of the Software;

(h)         use of the Software in conjunction with equipment or software not approved by NSB;

5.3.                            Additional Services. NSB may also offer Client the following services, subject to resource availability, on either a time and materials basis at NSB’s then prevailing rates or for a mutually agreeable pre-determined Fee:

(a)         work performed outside the contracted Maintenance Period at the request of Client;

(b)         perform hourly transaction log backups;

(c)          consultation for the resolution of those problems experienced by Client in operating the Software for which training has not been provided;

(d)         on-site services, including any related travel time, to carry out such work as the parties may agree upon from time-to-time;

(e)          network traffic analysis (between Stores and NSB) and tuning provided that the network connectivity is not aggregated by NSB;

(f)           training and/or additional Documentation; services required due to failure of equipment, software not supplied or maintained by NSB, telecommunications facilities, failures of the Software caused by fault or negligence of Client by operator error or by improper use or misuse of the system;

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(g)          diagnosis of any head office hardware or network problems;

(h)         requests for services to change Client configurable POS parameters and additional training.

In addition to any fees for the above services, NSB shall be entitled to reasonable out of pocket expenses.

6.                                      NSB’s RESPONSIBILITIES

6.1.                            Provide access to the hosted applications as outlined in Schedule “D” - NSB’s SaaS Infrastructure Service Level Guidelines, via a secure, persistent network communication connection. NSB, or its hosting partner, shall operate and maintain the servers (“Servers”) in good working order with access restricted to qualified employees or contractors of NSB. NSB, or its hosting partner, shall employ its best practices to ensure the security, confidentiality and integrity of all Client Data and other proprietary information transmitted through or stored on the Servers, including, without limitation: (i) maintenance of independent archival and backup copies of the Client’s Data; and (ii) protection from any network attack and other malicious, harmful or disabling data, work, code or program. Notwithstanding the foregoing, Client understands and acknowledges that from time to time, the Servers may be inaccessible or inoperable for various reasons, including, but not limited to, equipment malfunctions, upgrades or modifications, or other causes beyond the control of NSB, including but not limited to interruption or failure of telecommunication or digital transmission links, hostile network attacks or network congestion or other failures (collectively “Downtime”). NSB shall use commercially reasonable efforts to minimize any disruption, inaccessibility and/or inoperability and in the case of any scheduled Downtime, if applicable, NSB shall use best efforts to provide at least seventy two (72) hours’ advance notice to Client.

6.2.                            NSB will be responsible for performing the technical and operational support functions as it pertains to the applications being hosted. NSB’s technical and operational functions will consist of system monitoring (hardware, operating system and database management) and providing the required support measures that will mitigate operational issues.

6.3.                            Subject to section 6.1, NSB will use commercially reasonable efforts, pursuant to the terms and conditions set forth in this Agreement, to make the hosted applications accessible to Client twenty-four (24) hours a day, seven (7) days a week, except where scheduled maintenance is required.

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6.4.                            NSB shall have in place a comprehensive disaster recovery plan which shall provide for the recovery of all core systems operations within (twenty four) 24 hours from a declared disaster.

6.5.                            Upon request from Client, NSB agrees to provide, on a monthly basis, an e-mail or an alternative form of electronic communication or access, system usage reports which will detail the number of active users, disk space usage and/or other similar system-specific items where metrics can be obtained.

6.6.                            NSB shall allocate five (5) Gigabytes of disk space for the purpose of Client storing attached items within Merchandising. Additional disk space will be made available as required for an incremental quarterly fee of $.10 per megabyte.

7.                                      CLIENT’S RESPONSIBILITIES

7.1.                            Client will:

(a)         use the Equipment and Software as authorized, in accordance with NSB’s operating instructions and the Documentation, with suitable operating supplies.

(b)         ensure that the Software is only used in a proper manner by trained employees.

(c)          not alter, adapt, modify the Software except where previously agreed in writing by NSB.

(d)         co-operate to a reasonable extent with NSB’s personnel in the diagnosis, investigation and correction of any fault in the Software.

(e)          to the best of their ability, make available to NSB, free of charge, all information, facilities and services reasonably required by NSB to enable it to perform the Software Support and Maintenance Service.

(f)           provide, at no charge to NSB, adequate access to Client’s staff, the Software and other resources as reasonably required to perform remedial maintenance service. Client shall obtain and provide NSB access to, and use of, any machines, attachments, features or other equipment which, in the opinion of NSB, are necessary to enable the performance of the services.

(g)          notify NSB promptly by opening a Service Request relating to all Software faults and/or failures via telephone or NSB’s e-Service available on NSB’s website.

(h)         not install any new releases or updates to the operating system/database within the hosted environment without the prior consent of NSB. Any assistance provided by NSB in installing or configuring the new operating system/database releases or updates will be billable on a time and materials basis at NSB’s then prevailing rates.

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(i)             produce a Client specific register manual and train Client’s employees on Store Software use, operation, backup and recovery procedures.

(j)            be responsible for the procurement, installation and maintenance of all non-NSB communication media, including, but not limited to, telephone and telegraph equipment for the remote transmission of data, and Client shall assume all charges for such media in connection with the performance of the Services covered by this Agreement.

(k)         be responsible for the content and validity of the data, which shall be populated through the Hosted Applications user interfaces and any approved and supported imports and/or exports, in the format specified by NSB.

(l)             be responsible for acquiring, setting up and configuring Client’s head office Desk Top Computers which shall be used to connect to NSB Designated Equipment. Efforts for NSB to assist with this process shall be billable on a time and materials basis at NSB’s then prevailing rates.

(m)     keep all Desktop Computers current from a virus protection perspective.

8.                                      POS EQUIPMENT SUPPORT AND MAINTENANCE

8.1.                            POS Equipment Support and Maintenance.

NSB warrants that the POS Equipment sold to Client by NSB shall be compatible with the Store Software during the Initial and subsequent Renewal Term(s). Notwithstanding the foregoing, Client may be required to upgrade certain components of the POS Equipment including, but not limited to, memory and disk, which shall be at the Client’s sole expense.

8.1.1.                  All POS Equipment to be serviced under this Agreement is being purchased through NSB. If POS Equipment is acquired by Client from someone other than NSB, such equipment shall be subject to inspection by NSB, and Client shall pay for such inspection services and for all labor, materials and adjustments required to place the equipment in good operating condition and staging/integration. Client shall be billed on a time and materials basis at NSB’s then prevailing rates.

8.1.2.                  During the specific hours of coverage (“the Maintenance Period”) for the POS Equipment maintenance program as outlined in Schedule “E” and subject to payment by Client of the Annual POS Equipment Maintenance Fees, NSB and/or its agents will use commercially reasonable efforts to provide the following POS Equipment Maintenance and Support Services:

8.1.2.1.  Support and maintenance as outlined in Schedule “E” during the Maintenance Period when NSB is notified that the POS Equipment is inoperable.

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8.1.2.2.  All parts and labor necessary, in the opinion of NSB and/or its agents, for maintaining the POS Equipment in good operating condition. All parts will be furnished on an exchange basis and will be new standard parts or parts of equal quality. All parts removed for replacement shall become the property of NSB.

8.1.3.                  Should Client desire to move POS Equipment covered under this Agreement to another physical location identified by a different civic address, such POS equipment shall continue to be covered hereunder provided Client gives NSB at least thirty (30) days written notice prior to such movement. Failure to notify NSB within thirty (30) days may delay service for which NSB shall not be liable. Such notice shall include addresses of originating and destination locations, POS Equipment serial numbers and date of move. Client shall be charged for all such work performed by NSB or its agents on a time and materials basis at the then prevailing NSB rates.

8.1.4.                  If upon relocation and inspection NSB personnel determine that the POS Equipment is not in serviceable condition as a result of causes beyond NSB’s control, at Client’s request, NSB shall perform the work required to place the POS Equipment in serviceable condition. Fees for labor and materials shall be at NSB’s then prevailing NSB rates.

8.1.5.                  Equipment maintenance service is limited to the POS Equipment covered hereunder, and is contingent upon the proper use of the equipment.

8.1.6.                  Client acknowledges and agrees that NSB uses subcontractors to provide local on-site POS Equipment Maintenance and Support Services.

8.2.                            Additional Services

8.2.1.                  NSB may also offer Client the following services, subject to resource availability, on a time and materials basis at NSB’s then prevailing rates:

(a)         work performed outside the Maintenance Period at the request of Client;

(b)         on-site services, including any related travel time, to carry out such work as the parties may agree upon from time to time;

(c)          installation support services associated with either adding POS registers or other devices into existing stores or installing POS Equipment into new stores;

(d)         operating supplies or accessories including cables, power supplies, media such as tapes and disks, printer bands and paper, paint, refinishing the POS Equipment, or furnishing any materials for these purposes;

(e)          any modification or additions to the POS Equipment.

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8.2.2.                  After the POS Equipment has been installed for a cumulative period of seven (7) years from date of first installation, whether for Client or Client’s predecessor, NSB may require the performance of any necessary overhaul of the POS Equipment, subject to the approval of Client, on a time and materials basis at NSB’s then prevailing rates. Should the parties not agree to the overhaul of equipment, NSB may terminate this Agreement by providing Client with one hundred and eighty days (180) prior written notice.

In addition to any fees for the above services, NSB shall be entitled to reasonable out-of-pocket expenses.

8.3.                            Exclusions

8.3.1.                  The POS Equipment Support and Maintenance Service shall not include the diagnosis and rectification of any fault resulting from:

(a)         modification of Equipment without NSB’s approval;

(b)         accident, neglect, misuse, failure of electrical power, air conditioning, static electricity, humidity control, transportation, or causes other than ordinary use;

(c)          the Equipment being serviced or repaired by other than NSB personnel without the prior written consent of NSB;

(d)         the Equipment being removed from its Site and/or re-installed without the prior written consent of NSB.

8.3.2.                  NSB shall be under no obligation to provide service for POS System components not covered by this Agreement.

8.4.                            Client’s Responsibilities

8.4.1.                  Client shall provide, at no charge to NSB, adequate access to Client’s staff, the POS systems and any other reasonably required resources to perform the routine support and maintenance service to resolve a service request or documented product issue. Client shall obtain and provide NSB access to, and use of, any machines, attachments, features or other equipment which, in the opinion of NSB, are necessary to enable the performance of the services.

8.4.2.                  Client shall co-operate to a reasonable extent with NSB’s personnel in the diagnosis, investigation and correction of any fault in the POS Equipment;

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8.4.3.                  Client shall make available to NSB, free of charge, all information, facilities and services reasonably required by NSB to enable it to perform the POS Equipment Support and Maintenance Services;

8.4.4.                  Client shall be responsible for the procurement, installation and on-going support and maintenance of all internal and external network components and equipment, and shall bear all associated third party charges;

8.4.5.                  Client shall provide and maintain in good working order persistent network connections between Client head office users and NSB hosting facilities and between Client’s store location and NSB hosting facilities, as outlined herein, at its sole cost and expense.

8.4.6.                  Designated Client personnel shall work with NSB to determine if malfunctions are external to the POS Equipment (e.g., electrical power problem, communication problem, etc.), and such designated Client personnel shall assist NSB’s helpdesk with recovery procedures in the event of a system failure, installing updates or reloading Software where necessary.

8.4.7.                  Client shall load diagnostics if provided by NSB and work with NSB on remote diagnostic procedures as instructed by NSB;

8.4.8.                  Client shall provide NSB or its agents with a user password for system access in order to perform standard diagnostics;

8.4.9.                  Client shall notify NSB in writing of its intent to move the POS Equipment covered by this Agreement;

8.4.10.           Client shall provide all operating supplies or accessories including media, such as paper, ribbons batteries or any other materials for the day-to-day use of the Equipment or other operating purposes;

8.4.11.           Client shall notify NSB promptly by opening a service request relating to all POS Equipment faults and/or failures via either telephone or NSB e-Service;

8.4.12.           Before returning any POS Equipment or POS system component, Client shall call NSB for a return authorization number which must be included with the returned unit along with a description of the problem;

8.4.13.           Client shall provide written notice to NSB at least seven (7) days prior to installation of a new POS equipment which is certified for SaaS and not purchased through NSB. In instances where this occurs, should Client require NSB assistance with the installation and staging of the POS equipment, these services would be available at NSB then prevailing rates. Notwithstanding the foregoing, such notice shall include the address of the installation location, equipment serial numbers and date of

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installation. Failure to notify NSB may result in service delays and extra charges for on-site maintenance.

8.4.14.           For those POS system components maintained via depot or advanced exchange service, the defective components must be packed in original packing material and shipped to NSB’s authorized service center(s) as outlined in Schedule “E”.

9.                                      DESTRUCTION OF DATA.

In performance of services, it is possible that data files on magnetic media may be destroyed. NSB will take commercially reasonable precautions to avoid destruction of data, but will not be held responsible in the event that such destruction occurs except in the case of gross negligence on the part of NSB. For the Hosted Applications, NSB shall make nightly back-ups of Client’s data as outlined in section 6.4, in the event of a required reload.

10.                               COPYRIGHTS AND TRADEMARKS.

Client will not acquire any title, copyright or other proprietary rights to or interest in the Software, or any portion thereof. All works of authorship shall be the exclusive property of NSB and/or Third Parties, as the case may be. NSB shall have and retain sole ownership of any and all NSB trademarks, including the goodwill pertaining thereto. Client shall not remove or alter any of NSB proprietary or copyright notices, trademarks or logos.

11.                               PAYMENT TERMS.

11.1.                     The SaaS Fees including, but not limited to, POS Equipment Maintenance are due and payable quarterly in advance. The first payment shall be due when Client is Live. All undisputed sums due under this Agreement will be paid by Client (without any set off or deduction) within thirty (30) days from the date of Client’s receipt of invoice. Any additional charges for services not covered by the SaaS fee shall be due and payable within thirty (30) days from the date of Client’s receipt of invoice. For avoidance of doubt, implementation services and equipment shall be invoiced as per the payment schedule set forth in Schedule “A”.

11.2.                     If any fault or problem is found under investigation to be due to unauthorized use of the Software, Client shall pay NSB all reasonable costs and expenses incurred by NSB in consequence of such investigation, calculated on a time and materials basis at NSB’s then prevailing rates.

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11.3.                     Client shall pay for all applicable taxes, duties or levies at the then prevailing rate. Any late payment charges arising out of Client’s late payment of taxes, duties or levies shall be payable by Client.

12.                               EXPENSES.

Client shall be invoiced twice monthly for all reasonable out-of-pocket expenses incurred by NSB at cost, in accordance with the then current NSB Travel Policy, attached herewith as Schedule I. Such out-of-pocket expenses will include travel to and from Client’s facilities from NSB facilities, subsistence expenses, overnight accommodation, and telephone calls. Copies of receipts for all expenses other than meals (which shall be covered by the relevant per diem as set forth in Schedule I), shall be provided upon request from Client provided such request is made within three (3) months of invoice date. In addition to such expenses, one-way travel time shall be billable at NSB’s then current rates.

13.                               CONFIDENTIALITY.

13.1.                     The Software and Documentation together with all other data and materials supplied by NSB to Client in machine-readable form or otherwise pursuant to this Agreement are the property and confidential and proprietary trade secrets of NSB and/or Third Parties and remain so even after delivery to Client.

13.2.                     NSB and Client shall advise all their employees, agents or contractors that they are bound by the confidentiality terms of this Agreement. Further, each party agrees that during the performance of this Agreement it may receive information relating to the other party that is not generally known or that is of a proprietary nature (“Confidential Information”). Each party agrees not to use or disclose any Confidential Information except for the purpose of meeting its obligations under this Agreement, and will not use Confidential Information for any other purpose whatsoever. Confidential Information shall not include any information that is (a) generally known or available to the public; (b) already known at the time of receiving the Confidential Information through no wrongful act of the other party; (c) furnished by a third party with the right to do so; or (d) independently developed. In the event that either party is required to disclose Confidential Information relating to the other party to a court or government agency, it shall, prior to disclosure, and as soon as practicable, notify the other party and allow it an adequate opportunity to object to the disclosure order or take other action to preserve the confidentiality of the information.

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13.3.                     Client acknowledges that NSB’s offering is unique and valuable and has been developed or otherwise acquired by NSB at great expense, and that any unauthorized disclosure or use of Software or any component thereof, would cause NSB irreparable injury and loss, for which damages would be an inadequate remedy.

13.4.                     Client agrees to keep all property of NSB, tangible and intangible, free and clear of all claims, liens and encumbrances.

14.                               LIMITED WARRANTIES.

14.1.                     Each party represents and warrants that it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

14.2.                     NSB represents and warrants that Services performed under this Agreement will be performed in a good and workmanlike manner, using generally accepted industry standards, by trained and skilled personnel and will substantially conform to the specifications, provided, however, that NSB shall not be liable for violation of any applicable law, rule or regulation or any third party claim associated with client content provided to NSB by Client.

14.3.                     To the knowledge of NSB, the Software does not violate any applicable law, rule or regulation or any third party, including any patent, trademark, trade name, copyright, trade secret or other intellectual property right. NSB shall defend Client in connection with a claim that the use of the Software by Client as permitted under this Agreement constitutes a patent or copyright infringement and shall indemnify and hold Client harmless against any damages finally awarded (after all appeals and excluding any damages not attributable to NSB) in connection with any such claim, but only to the extent that (i) the action relates to a patent or copyright enforceable in the United States or Canada, (ii) the action relates solely to the Software, (ii) the Software has not been altered or modified by or on behalf of Client, (iii) the Software is not used in connection with any services, software or equipment not approved by NSB, and (iv) the Software is used by Client only on the Designated Equipment, provided that: (a) Client give NSB written notice within ten (10) days of notice of any such claim; (b) NSB controls the defense of any action and has the right to settle; and (c) Client fully cooperates with NSB in the defense of such claim.

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14.4.                     In the event that Client’s use of the Software is enjoined, NSB shall, at its expense do one of the following, (a) procure for Client the right to continue using the Software, (b) substitute suitable Software or (c) modify the Software so that it becomes non-infringing. If any of the foregoing options are not commercially practicable, NSB may elect to provide a pro-rata refund to Client of any pre-paid SaaS fees. NSB shall have no liability or obligation to defend or indemnify Client with respect to any infringement of a third party intellectual property right, or claim thereof, based upon the combination, operation or use of any item of equipment or software supplied hereunder with equipment or software not supplied by NSB, or in a manner for which Client was not authorized, or for any claim based upon alteration or modification, without NSB’s written approval, of any Software supplied pursuant to this Agreement.

14.5.                     THE WARRANTIES MADE IN THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY NSB WITH RESPECT TO PRODUCTS AND SERVICES PROVIDED HEREUNDER. CLIENT AGREES THAT THE EXPRESS OBLIGATIONS AND WARRANTIES MADE BY NSB IN THIS AGREEMENT ARE IN LIEU OF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE EXCLUSION OF ANY OTHER WARRANTY, CONDITION, TERM, UNDERTAKING OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO ANYTHING SUPPLIED OR SERVICES PROVIDED UNDER OR IN CONNECTION WITH THIS AGREEMENT INCLUDING (WITHOUT LIMITATION) AS TO THE CONDITION, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR THE PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NSB DOES NOT WARRANT THE FUNCTIONING OF ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER WITH SOFTWARE OR EQUIPMENT NOT SUPPLIED BY NSB, OR THAT THE OPERATION OF ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE.

14.6.                     CLIENT AGREES THAT IF CLIENT HAS RECEIVED ANY WARRANTIES WITH REGARD TO ANYTHING SUPPLIED OR SERVICES PERFORMED HEREUNDER, THEN THOSE WARRANTIES ARE PROVIDED SOLELY BY NSB AND DO NOT ORIGINATE FROM, AND ARE NOT BINDING ON, ANY THIRD PARTIES, EXCEPT AS OTHERWISE SPECIFIED IN ANY END-USER LICENSE AGREEMENT PROVIDED BY A THIRD PARTY. FURTHERMORE, ANY SUPPORT TO BE PROVIDED PURSUANT TO THIS AGREEMENT SHALL BE PROVIDED EXCLUSIVELY BY NSB, UNLESS OTHERWISE SPECIFICALLY AGREED TO BY NSB IN WRITING.

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15.                               LIMITATION OF LIABILITY.

15.1.                     EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER IN RESPECT OF ALL CLAIMS (WHETHER IN CONTRACT, DELICT OR TORT) SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL FEES PAID BY CLIENT WITHIN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT THAT IS THE SUBJECT OF THE CLAIM. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE FOLLOWING: (i) THE PARTIE’S OBLIGATIONS RELATING TO INDEMNIFICATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY; (ii) CLIENT’S PAYMENT OBLIGATIONS; (iii) DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT; AND (iv) DAMAGES ARISING FROM PERSONAL INJURY OR DEATH.

15.2.                     NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE, COST OR EXPENSES OF ANY KIND WHATEVER AND HOWEVER CAUSED, WHETHER ARISING UNDER CONTRACT, TORT, DELICT (INCLUDING NEGLIGENCE) OR OTHERWISE, LOSS OF PRODUCTION, LOSS OF OR CORRUPTION OF DATA, LOSS OF PROFITS OR OF CONTRACTS, LOSS OF OPERATION TIME, LOSS OF GOODWILL, LOSS OF ANTICIPATED PROFITS OR ANTICIPATED SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THEIR POSSIBILITY. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. FOR THE PURPOSES OF THIS ARTICLE, LOSS INCLUDES A PARTIAL LOSS OR REDUCTION IN VALUE AS WELL AS A COMPLETE OR TOTAL LOSS.

15.3.                     NOTWITHSTANDING THE FOREGOING LIMITATIONS OF LIABILITY IN SECTION 15.2 AS THEY RELATE TO THE LOSS OF DATA, NSB AGREES THAT IT WILL PERFORM BACKUPS AS SET FORTH IN THIS AGREEMENT AND IN THE EVENT OF ANY LOSS OF DATA, NSB WARRANTS THAT THAT IT WILL BE ABLE TO RESTORE DATA FROM BACKUPS MADE NO MORE THAN FOUR (4) NIGHTS PRIOR. THE FOREGOING IS LIMITED TO DATA AS IT PERTAINS TO HEAD OFFICE SOLUTIONS. IN THE EVENT THAT NSB IS IN BREACH OF THE FOREGOING WARRANTY, NSB’S LIABILITY SHALL BE AS SET FORTH IN SECTION 15.1.

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15.4.                     NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NSB’S LIABILITY FOR DEATH, PERSONAL INJURY OR PHYSICAL DAMAGE TO PROPERTY CAUSED BY ITS NEGLIGENCE OR THAT OF ITS SERVANTS OR AGENTS SHALL BE LIMITED TO $1,000,000 IN RESPECT OF EACH SUCH EVENT.

15.5.                     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO THIRD PARTY WHOSE PRODUCTS OR SERVICES ARE PROVIDED HEREUNDER BY NSB SHALL HAVE ANY LIABILITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING FROM OR IN CONNECTION WITH THE USE OF ANY PRODUCTS OR SERVICES PROVIDED HEREUNDER. THIS LIMITATION WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

16.                               CONNECTIVITY

16.1.                     Client shall provide for high-speed persistent connections between NSB and Client for access to the NSB Software as a Service infrastructure. The following technical specifications must be met:

16.1.1.           The persistent connection may be in the form of a Frame Relay, T1 or Broadband like xDSL at the Remote locations that are routed to and terminated at the NSB hosting facility over a Secure VPN that is implemented and managed (Line, Modems, Routers/VPN Devices) by the WAN communications provider. For redundancy purposes, NSB recommends that remote locations have a backup option that will re-establish the secure VPN connection in the event that the primary circuit is down.

16.1.2.           The Minimum Bandwidth required for a Store location is 128Kbits(s) assuming 1-2 Registers per store. Should the store configuration exceed two registers, then the minimum incremental bandwidth is 64Kbits per additional register.

16.1.3.           The Minimum Bandwidth required for a Corporate (head office) Location is 50Kbits(s) per User - typically 768Kbits(s) for 15 Users.

16.2.                     Client and their third-party network provider shall be responsible for setting up, configuring and ensuring that monitoring capabilities are provided as part of the network infrastructure, including the equipment specifically designated by NSB for use in establishing the connectivity, as well as setting up dial backup procedures, operational training, and loading any third party software. Any assistance provided by NSB to configure Client’s equipment or integrate the network solution, shall be billable on a time and materials basis at NSB’s then prevailing rates.

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17.                               INDEMNITY

Each party agrees to defend, indemnify and hold harmless the other party from and against any losses, damages, liabilities and expenses resulting from any claims made by any third party which arise from or are in any way related to such indemnifying party’s breach of their respective obligations, actions and/or omissions hereunder.

18.                               MISCELLANEOUS

18.1.                     Publicity. Client hereby grants NSB permission to distribute press releases upon completion of various project milestones (e.g., contract signature) and a case study upon project completion. Such publicity may appear in business or trade publications, NSB publications, and/or on the NSB web site. Client will provide NSB with a storefront photo and company logo for use in such published materials. Any published material will be subject to Client’s consent to both content and timing, such consent not to be unreasonably withheld or delayed; provided, however, that Client grants NSB the right to include Client’s name in NSB’s published client list without the need for Client’s consent. Notwithstanding anything to the contrary, Client acknowledges that NSB has a legal obligation to announce any material contracts and, accordingly, Client agrees that NSB will announce the execution of this Agreement, without the need for Client’s consent.

18.2.                     Non-Hiring. During the term of this Agreement, and for a period of twelve (12) months after termination hereof, neither party shall directly or indirectly, knowingly solicit, hire or otherwise retain, as an employee, consultant or independent contractor, any employee of the other party, within one (1) year of the employee leaving the employ of the other party, unless previously agreed in writing by the other party.

18.3.                     Assignment. Client shall not have the right to assign or transfer, in whole or in part, this Agreement, without NSB’s prior written consent, which shall not be unreasonably withheld, except in the event of the sale of all or substantially all of Client’s assets or shares by way of merger or acquisition, in which case NSB consent shall not be required. Client acknowledges that in the event of the transfer of any third party licenses, Client and/or its assignee may be required to pay license fees to such third party(ies).

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18.4.                     Entire Agreement. This Agreement comprises the entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, proposals, or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage, or custom shall be deemed to amend or modify this Agreement. In the event of any inconsistencies between this Agreement and any schedules hereto, the schedules shall prevail.

18.5.                     Independent Contractors. The relationship of the parties hereunder shall be that of independent contractors. Nothing in this Agreement shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other party or have the right to bind the other party in any way without the prior written consent of such party, except as specifically provided in this Agreement.

18.6.                     Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party that has given such waiver or excused such breach.

18.7.                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, County of Orange. Exclusive jurisdiction for any action arising out of or in conjunction with this Agreement shall be in the courts of the State of California, County of Orange.

18.8.                     Force Majeure. In the event that either party hereto shall be delayed or hindered or prevented from the performance of any act required hereunder, other than a payment obligation, by reason of strikes, lock-outs, labor troubles, inability to procure materials or services, failure of power, riots, insurrection, war or other reasons of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, such party shall immediately provide notice to the other party of such delay, and performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

18.9.                     Notices. Any notice, request or other communication to be given under this Agreement may be delivered or sent by certified mail, registered mail, or courier, or by e-mail or facsimile transmission to the other party to be delivered at its address appearing in this Agreement (or in the event that another address is notified in writing to the other party in accordance with this Article, then to that other address) provided that a paper copy of any communication which is sent by e-mail or facsimile transmission is also sent by certified mail, registered mail, or courier, within one business day of the e-

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mail or facsimile transmission having been sent. Any such notice or document shall be deemed to have been delivered: (i) if delivered personally, at the time of delivery; or (ii) if mailed, by certified or registered mail, at 10:00 a.m. on the second (2nd) business day after it was mailed; or (iii) if sent by e-mail or facsimile transmission, on the Business Day when dispatched, provided that a paper copy was also sent in accordance with the provision above and provided that any notice which was dispatched or delivered or deemed to be delivered on a day which is not a business day, or after 4:00 P.M. (local time of recipient), shall be treated as delivered on the next business day.

18.10.              Severability. If any provision of this Agreement is held invalid or unenforceable by any court or agency of competent jurisdiction, the parties shall mutually agree on an alternate, legally valid and enforceable provision. The remainder of this Agreement shall nevertheless continue in full force and effect to the extent that continued operation under this Agreement without the invalid or unenforceable provision is consistent with the intent of the parties as expressed in this Agreement.

18.11.              Currency. All references to currency in this Agreement or any Related Agreement shall be deemed to be in U.S. Dollars, unless otherwise stipulated.

18.12.              Taxes. Client shall pay any federal, state, county or local sales, property, investment, use and/or other applicable taxes arising out of Client’s acquisition of the services of NSB under this Agreement, except any taxes on NSB’s income, whenever imposed. Upon request of NSB, Client shall obtain and provide to NSB any certificate of exemption or similar document required to exempt Client from any such tax liability. In the event that (i) any taxes are paid by NSB on behalf of Client, (ii) NSB has received payment therefore from Client, and (iii) it is thereafter determined that Client may be entitled to a refund of any such taxes, or a portion thereof, then NSB shall file the appropriate documents to receive such refund at Client’s request, and NSB shall pay such refund to Client upon receipt of such refund.

18.13.              Export/Re-Export Restrictions. Client agrees to comply with all export and re-export restrictions and regulations imposed by the governments of the United States, Canada and/or the country within which the Software is shipped by NSB to Client.

18.14.              Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

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WHEREFORE, the parties have caused this Agreement to be executed by their duly authorized representatives for and on behalf of:

CLIENT:		NSB Retail Solutions Inc.:

By:	/s/ Patrick Meany	By:	/s/ David C. Hennine
Authorized Signature		Authorized Signature

Patrick Meany		David C. Hennine
Name (type or print)		Name (type or print)

Chief Executive Officer		EVP General Manager
Title		Title

February 26, 2008		February 27, 2008
Date		Date

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Schedule “A” to the NSB Software as a Service Agreement

Services for the Implementation and Training of:

NSB Connected Retailer Solutions:
$225,000

(Merchandising, Planning, Store, Sales Analytics, & CRM)

Current Metrics(i):

Current Store Count:	Thirty Five (36)
Current Register Count	Eighty One (81)

Merchandising User Count	Twenty Five (25)

Planning User Count	Ten (10)

Sales Analytics User Count	Ten (10)

CRM User Count	Ten (10)

Certifications:

Debit/Credit Authorization & Settlement with ChasePaymentech:	Included

Annual Fees(ii)

Annual Software as a Service (SaaS) Fees	$197,700

POS Hardware Maintenance*	$47,385

* The above POS hardware maintenance Fee is based a current register metric of eighty one (81) POS registers as outlined in Schedule B and is subject to change as additional registers and/or mobile devices are added to Client’s estate.

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Schedule “A”

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Incremental Stores:

Client shall have the right to add additional stores to their estate and Client shall be charged an incremental annual Software as a Service Fee(ii) of four thousand, eight hundred dollars ($4,800.00) per store, which shall include up to two (2) POS registers and/or mobile devices per store. This fee includes the use of the NSB Software and NSB Software support. This Fee does not include POS Equipment or POS Equipment maintenance.

Incremental registers/mobile devices:

Client may add additional registers and/or mobile devices beyond the two (2) entitled per location, for which Client shall incur an incremental annual Software as a Service Fee(ii) of one thousand, eight hundred dollars ($1,800) per register/mobile device. This Fee does not include POS Equipment or POS Equipment maintenance.

Travelling Stores

Throughout the calendar year, Client operates temporary travelling stores (“Travelling Store(s)”) at various locations across the United States. The Travelling Stores are operational for an approximate cumulative period of ninety (90) days over a one (1) year period. As part of this agreement, Client is licensed for a Travelling Store with two (2) POS Registers. Notwithstanding the forgoing, Client may add an incremental five (5) POS Registers to either the existing Travelling Store or deploy additional Travelling Stores without incurring additional SaaS Fees, provided that the quantity of POS Registers allocated to all Travelling Stores does not exceed seven (7) POS Registers in total (i.e., Seven (7) registers in total, not seven (7) registers for each Travelling Store). Client is responsible for purchasing POS Equipment and POS Equipment maintenance from NSB for the incremental five (5) POS Registers. Should Client require additional POS Registers beyond the seven (7) entitled as part of this agreement, Client would be required to pay NSB incremental store fees and purchase POS Equipment and POS Equipment maintenance from NSB, as outlined herein. Client must notify NSB in writing at least five (5) business days in advance of deployment of the Travelling Stores. In the event that Client extends the operation of the Travelling Stores beyond ninety (90) days, Client shall pay NSB the then current full license fees for such use.

(i) Additional Users may be added the above Metrics for an incremental monthly fee of Sixty Three Dollars ($63.00) per incremental Users, to cover the associated costs of Third Party enabling items (SQL, etc.)

(ii) Subject to incremental store/register and/or user adjustments and/or annual cost of living adjustments as outlined in sections 3.1 and 3.2.

Schedule “A”

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Schedule “A” to the NSB Software as a Service Agreement — cont’d

Boot Barn
Connected Retailer - Software as a Service Proposal
CONFIDENTIAL -

Current Metrics:

36 Stores with a total of 81 POS Registers

26 Complete POS Registers/55 Partial Registers

Descriptions

ONE TIME COSTS

Implementation and Other First Year Items and Costs

NSB Connected Retailer	Fixed Bid; Concurrent implementation and user training on Connected Retailer Merchandising, Merchandise Planning, Sales Analytics, CRM, Store, Communication and Electronic Payment Switching	$225,000
POS Hardware Certification	Certification of Client’s existing peripherals and equipment in conjunction with NSB certified IBM POS for Connected Retailer
Payment Processing	Certification to ChasePaymentech Payment processing and settlement.	included
Store (POS) Hardware 26 Complete IBM Registers 55 Partial IBM Registers	IBM SurePOS 742 POS Hardware with 2 GIG RAM 26 complete integrated IBM POS; - With cash drawer, keyboard with integrated MSR, single station receipt printer, touch screen, customer display, RAID 1 redundancy, integrated UPS 55 partial distributed IBM POS; - With cash drawer, keyboard with integrated MSR RAID 1 redundancy, integrated UPS. NO Receipt Printer, LCD Screens or Customer Displays POS Hardware staging and integration services Enabling Items for POS Registers; Windows XP professional & SQL Ingenico Debit Terminal for 81 POS Registers Symbol Scanners for 26 POS Registers	$288,356

ANNUAL COSTS

ANNUAL Software as a Service Fees
(includes NSB Software licensing, Hosting Functions and Services,
IT Services, Remedial Support & Maintenance)

Software	Connected Retailer® solutions include: Merchandising, Merchandise Planning, Sales Analytics, CRM, Store, and Communications (includes trickle polling & centralized payment switching)
Hosting Infrastructure	NSB Server Farm, including test server, O/S, Database and Enabling Software.
Disaster Recovery	Disaster Recovery Services
IT Services & Support	MSSQL DBA
24/7/365 Host IT Support Pro-active monitoring and support of the hosted infrastructure
Direct to Store POS Help Desk - Supporting your stores directly during their store open hours
Maintenance	Software Maintenance includes: - Software Assurance - Ongoing Development - Maintenance Releases	$197,700
Release Upgrades (Software and associated Services)

ANNUAL Store Infrastructure POS Hardware Support Fees

Store Hardware & Enabling Item Support	POS Hardware & Enabling Item Support (Next Day)	$47,385

Schedule “A”

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Schedule “A” to the NSB Software as a Service Agreement — cont’d

Payment Schedule in Respect of Implementation Services

Payment Stage	Due Date	Amount Due
1	A deposit of 33.3% is due and payable upon execution of this Agreement.	$75,000
2	Second payment 33.3% is due upon the earlier of (i) the commencement of the POS register playback phase of the project plan or (ii) June 15th, 2008.	$75,000
3	Balance of the implementation fee is due and payable upon the earlier of (i) Client Live or (ii) December 15th, 2008.	$75,000
	Total	$225,000

Payment Schedule in Respect of Annual Software as a Service and POS Equipment Support & Maintenance Fees

Payment Stage	Due Date	Amount Due
1	Fees are due and payable quarterly in advance, commencing from Live date of SaaS.	$245,085

Payment Schedule in Respect of POS Equipment Purchase

Payment Stage	Due Date	Amount Due
1	A deposit of 25% of the POS Equipment purchase price is due and payable upon execution of this Agreement.	$72,089
2	Balance of the POS Equipment purchase price is due and payable in full by either upon shipment from NSB to Client or by December 15th, 2008.	$216,267
	Total	$288,356

Schedule “A”

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Schedule “B” to the NSB Software as a Service Agreement

POS HARDWARE ACQUISITION

EQUIPMENT PURCHASE

1.0                               Client is purchasing the following Equipment from NSB:

Boot Barn
Description of Store Hardware and Enabling Software for the Software as a Service Offering

Hardware Description	Qty	Unit Price	Extended Price	Annual Maintenance
26 Complete IBM POS Registers 55 Partial IBM POS Registers; where Boot Barn will use existing RECEIPT PRINTERS, LCD SCREENS, CUSTOMERS DISPLAYS, SYMBOL SCANNERS & REPORT PRINTERS
POS Hardware

IBM SurePOS POS Register

Includes: Intel Celeron 2.5GHz Processor, 2 GIG RAM, 2 x 40 GB SATA hard drives, Integrated Raid 1, Integrated UPS, CD-ROM drive; Alpha-numeric POS keyboard with MSR and cable; full-size cash drawer, fixed till and cable; Suremark single station USB POS printer and cable; Surepoint 12.1 Touch LCD, mount and cable; IBM 2 x 20 Customer Display; Iron Gray; configured for integrated (stacked) use and all power from base unit.

NO MODEM QUOTED, See note (1).

Staging and Integration is included.

On-site installation and remote support NOT included;

Support Note:

Support is combination of NEXT DAY ON-SITE & ADVANCED EXCHANGE Service

	26	$8,556	$222,456	$15,210
	Sub Total		$222,456	$15,210
	Special Consideration Discount		$-96,902	—
	POS Hardware Subtotal		$100,297	$15,210

IBM SurePOS POS Register

Includes: Intel Celeron 2.5GHz Processor, 2 GIG RAM, 2 x 40GB SATA hard drives, Integrated Raid 1, Integrated UPS, CD-ROM drive,; Alpha-numeric POS keyboard with MSR and cable; full-size cash drawer, fixed till and cable; Iron Gray; configured for distributed use with all power from base unit. Staging and Integration is included. On-site installation and remote support NOT included.

ASSUMPTIONS:

This proposal assumes that NSB will be able to use Boot Barn’s existing Star Receipt Printers and ELO Touch Screens. Additional cables and/or connectors may be required and would be quoted in addition to the equipment quoted herein. Client’s Scanners and Customer Displays have NOT been tested by NSB.

Support Note:

Support is combination of NEXT DAY ON SITE & ADVANCED EXCHANGE Service

	55	$8,177	$449,735	$32,175
	Sub Total		$449,735	$32,175
	Special Consideration Discount		$-96,902	—
	POS Hardware Subtotal		$144,679	$32,175
Symbol Scanners
Symbol LS2208 Scanner & Stand Includes: USB hand held scanner, intellistand, power supply and cable. Support Note: Maintenance is Advanced Exchange	26	$245	$6,370	Included
	Sub-Total		$6,370	Included
	Special Consideration Discount		$-1,296	—
	Symbol Scanner Total		$4,966	Included

Schedule “B”

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Payment Terminals
Ingenico EN-Crypt 2100 PIN PAD Includes: R5232C PIN-pad with Retail Base Application Software, 19 Key Keypad with 4 functional keys, and bi-directional MSR, dual Track (1 and 2) Support Note: Support is Advanced Exchange	81	$350	$28,350	Included
	Sub-Total		$28,350	Included
	Special Consideration Discount		$-11,097	—
	Ingenico Total		$17,253	Included
Microsoft Enabling Software - Operating System & Database for POS Registers
Windows XP Professional OEM license version SP2, Required for each IBM SurePos Register and combined IBM SurePOS Server/Register Support Note: Support provided from NSB Help Desk; Support fee does not include new software versions/upgrade	81	$385	$31,185	Included
SQL Server 2000 Standard Edition Restricted-use Embedded CAL Standard edition, restricted-use Client Access License (CAL) for use with Restricted-use Embedded SQL Server License; for sale with NSB-supplied application software only; one license required per dedicated server, server-register, and all registers or other client devices. Support Note: Support provided from NSB Help Desk; Support fee does not include new software versions/upgrades	81	$95	$7,695	Included
	Sub-Total		$38,880	—
	Special Consideration Discount		$-17,719	—
Operating System, Database & Other Total			$21,161	Included

Grand Total Hardware & Enabling Item Acquisition Costs			$288,356	—
Grand Total Annual POS Hardware & Enabling Item Support & Maintenance Costs			—	$47,385

NOTES

(1)  A dedicated server is required for all stores that have more than four (4) P0S devices (registers/mobile) per location.  A dedicated server for Client’s existing 6 register stores has NOT been included within this proposal and shall be scoped under separate cover.

1.1                               Any operating system or other Third Party Software listed above is licensed to Client under the terms and conditions of the NSB Software License Agreement.

2.0                               OTHER TERMS AND CONDITIONS

2.1                               Shipping charges shall be F.O.B. NSB Montreal.

2.2                               NSB shall retain title to and ownership of the Equipment until the purchase price is paid in full. NSB represents and warrants that it will have the right to transfer good title to the Equipment and, upon full payment therefore, such Equipment shall be transferred to Client free and clear of encumbrance. In the event that Client shall fail to make the payments when due, in addition to all its other remedies, NSB shall have the immediate right to repossess any Equipment and Documentation provided. Client agrees to execute appropriate financing statements or other documents as NSB may deem necessary to protect its security interests and to pay all expenses for recording thereof.

2.3                               NSB is hereby authorized by Client to sign, file, or record in Client’s name and on its behalf any documents required for the protection of NSB’s title to the subject Equipment including security documents and financing statements and hypothecary documentation.

2.4                               Upon any default by Client under this Agreement, NSB shall have all the rights and remedies of a secured party under all applicable laws, which rights shall be cumulative.

3.0                               RISK OF LOSS

Risk of Loss shall be borne by NSB until delivery to a common carrier.

Schedule “B”

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SCHEDULE “C” to the NSB Software as a Service Agreement

SUPPORT AND MAINTENANCE SERVICE LEVEL GUIDELINES

The Maintenance Period for Head Office Solutions is 08:30 – 17:30, Client’s head office time zone, for all Business Days excluding NSB Local Holidays, and the Maintenance Period for Store Solution is the Client’s store open hour of business, that is, the hours of operations that the Clients stores are open for trading, for all Days, excluding Local Holidays. Notwithstanding anything to the contrary, NSB shall provide support for the Designated Equipment, as it pertains to systems operations and processing, on a 24/7 basis.

SEVERITY LEVELS

Severity levels are defined by the fault(s) that is a direct result of a malfunction of the supported Software that causes the following conditions at the identified severity levels:

1.                                      CLIENT CARE DELIVERED SERVICES (SUPPORT)

Severity	Definition

1

Severity 1 issues in a production environment shall be defined as a problem that is a direct result of a malfunction of the Software causing the application to be inoperable. The business impact is such that business is impacted to a severe level such that head office is unable to access the application for use or stores are unable to trade.

2

Severity 2 issues in a production environment shall be defined as a problem that is a direct result of a malfunction of the Software that causes the application to function in a limited manner and no workaround is available.

3	Severity 1 and Severity 2 issues shall be downgraded to Severity 3 when an acceptable workaround is provided and a permanent solution is not yet available.

4

A problem that is a direct result of a malfunction of the Software that causes minimal impact to the application’s functionality or pertains to a special request that requires the scheduling of resources for special requests and/or minor errors that do not impede the operation of the Software.

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Schedule “C”

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NSB introduces Service Request Entitlement Levels in order to mitigate calls coming into NSB Client Care that were directly related to operational and/or procedural queries pertaining to the use of the NSB Solutions that should be addressed through user training. Product defects, issues with supported hardware equipment that requires service and/or issues whose root causes are unknown; do not contribute to Client’s Service Request Entitlement Levels.

1.1.                                              Supported Solution

The Service Request Entitlement Level as outlined herein shall refer to NSB’s Connected Retailer Store Solution (the “Store Solution”) and NSB’s Connected Retailer Merchandising, Planning, Sales Analytics, and CRM Solutions (the “Head Office Solution”). The Service Request Entitlement Levels for the Store Solution as outlined herein are predicated on a store dynamic of Thirty Six (36) store locations with a total of Eighty One (81) POS registers, which is subject to change.

The addition of new Solutions to the SaaS offering shall have separate Service Request Entitlement Level.

1.2.                                              NSB Responsibilities

NSB will provide support and maintenance services, on a helpdesk to Client’s assigned head office designates for the components of the Head Office Solutions that are included as part of the SaaS offering and on a helpdesk to Client store personnel basis as it pertains to the Store Solution.

1.3.                                              Client’s Responsibilities

1.3.1.                  Client shall provide NSB with a maximum of three (3) assigned designates for the Merchandising Solution, two (2) assigned designates for the Planning Solution, two (2) assigned designates for the Sales Analytics Solution and two (2) for the CRM Solution, who shall be responsible for interacting with NSB for all Support and Maintenance related issues.

Schedule “C”

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1.3.2.                  Client shall monitor communications with NSB to ensure that e-Service, NSB on line support portal, is the primary and preferred communications route for support related issues as it pertains to the Head Office Solutions.

1.4.                                              Service Request Entitlement Level (SREL)

SREL shall only be enforced commencing Six (6) months from Client’s Live date. NSB and Client shall review the quantity and types (technical, procedural, etc.) of service request incidents placed by Client to NSB over the first Six (6) months of this agreement in order to substantiate the quantity of service requests Client’s stores are entitled to place to NSB as part of their quarterly entitlement. SREL may be adjusted upon review and agreement by both parties.

1.4.1.                  Client will be entitled to the equivalent of Seventy (70) Service Requests per quarter, as it pertains to remedial support for the Store Solution. Service Requests are non-transferable from one quarter to the next, and are measured quarterly.

1.4.2.                  As it pertains to support for the Head Office Solutions, Client’s Service Request Entitlement shall be as follows:

Merchandising — Thirty (30) Service Requests per quarter

Planning — Fifteen (15) Service Requests per quarter

Sales Analytics — Twelve (12) Service Requests per quarter

CRM — Ten (10) Service Requests per quarter

Service Requests Entitlement Levels are non-transferable from one quarter to the next, and are measured quarterly.

1.4.3.                  Service Requests resulting from an identified product defect, a POS Equipment-related Service Request resulting in the need for the dispatch of an on-site field technician for a NSB POS Equipment failure, system reboot as a result of a register freeze and/or a Service Request resulting from a NSB-hosted infrastructure issue, will not be counted against the Service Request Entitlement levels outlined above.

Schedule “C”

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1.4.4.                  Calls in excess of the quarterly Service Request Entitlement Level will be billed on a time and materials basis at the prevailing NSB rates.

1.4.5.                  Each client reported incident shall be assigned a unique Service Request number, such that there shall be one incident or issue reported per Service Request.

1.4.6.                  For each incremental 4 stores added from the metrics outlined in Schedule “A”, Client shall be entitled to One (1) calls per quarter, as it pertains to the Store Solution.

2.                                      PRODUCT SUPPORT SERVICES (MAINTENANCE)

2.1.                                              NSB Responsibilities

2.1.1.                  NSB shall attempt to identify, reproduce and validate defect on an in-house test environment.

2.1.2.                  NSB shall provide workarounds and/or software fixes, within the Service Level Guidelines, for additional Client testing and validation.

2.1.3.                  NSB shall provide Client with information regarding the service releases and associated documentation.

2.1.4.                  NSB shall manage the software defect process and apply all fixes and updates accordingly.

2.2.                                              Client’s Responsibilities

2.2.1.                  Client shall provide required application support services to their respective internal resources and/or users, in addition to those support services being delivered by NSB.

2.2.2.                  Client shall provide support for all non NSB supported products and infrastructures.

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Schedule “C”

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3.                                      SERVICE LEVEL GUIDELINES

NSB provides two levels of Service Level Guidelines. The initial Service Level Guidelines, defined in sections 3.1 and 3.2 below, are in effect during the period from when the issue has been assigned a Service Request number by Client reporting the issue and NSB begins analyzing the issue to identify whether the root cause of the issue is a product defect. Should NSB believe that the issue is not being caused by a product defect, then the guidelines provided for in section 3.1 below would continue to be in effect until the issue is resolved. In the event that NSB believes that the issue is being caused by a product defect, then the issue is passed to the NSB product support team to analyze and typically provide a resolution that involves a modification to the Software. Once the issue is passed to the NSB product support team then the Service Level Guidelines as defined in section 3.2 below are in effect.

3.1.                                              Delivered Service; Service Level Guidelines for Service Requests without identified defects

Measurement commences from the time that a Service Request number is issued.

	Severity Level 1	Severity Level 2	Severity Level 3	Severity Level 4
Direct to Store 1st Level Response	WITHIN AN AVERAGE of 5 MINUTES
2nd Level Response	Within 60 Minutes	Within 120 Minutes	n/a	Within 3 Days
Status update (Via e-Service)	Twice per Business Day	Once per Business Day	Bi-Weekly	Monthly
Acceptable Workaround	Within 8 Business Hours	Within 40 Business Hours	n/a	n/a
Permanent Resolution	Reduced to Severity 3	Reduced to Severity 3	Within 20 Business Days	Within 30 Business Days

3.2.                                              Product Support; Service Level Guidelines for Service Requests with identified defects

	DEFECT Severity 1	DEFECT Severity 2	DEFECT Severity 3	DEFECT Severity 4
Status Update	Every 8 Business Hours	Every Other Business Day	Quarterly	Upon Request
Acceptable Workaround	Within 16 Business Hours	Within 40 Business Hours	n/a	n/a
Permanent Solution	Within 5 Business Days	Within 20 Business Days	Per Service Release Schedule	Annually
Delivery Method	Hot Fix	Hot Fix	Maintenance Release	Maintenance Release

Schedule “C”

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Schedule “D” to the NSB Software as a Service Agreement

HOSTED INFRASTRUCTURE SERVICE LEVEL GUIDELINES

Definitions

“Service Availability” is defined as the amount of time NSB’s Hosted Infrastructure is available, per quarter, during Client’s Core Business Hours of 8:30 to 17:30, Monday through Friday, Client’s local head office time zone and exclusive of Scheduled Maintenance downtime.

“Hosted Infrastructure” is comprised of NSB’s hosting hardware, associated operating systems or NSB’s internal network. Hosted Infrastructure excludes performance-related issues pertaining to NSB Software applications. In addition, Hosted Infrastructure excludes Client’s WAN, which if contracted through NSB is covered by a separate service level guideline as outlined in a separate schedule to NSB’s SaaS Agreement.

“Scheduled Maintenance” shall mean any maintenance to NSB Hosted Infrastructure of which Client is notified 72 hours in advance, or for work that is performed during a standard maintenance window outside of Client’s Core Business Hours.

“Service Unavailability” shall mean a failure of the NSB Hosted Infrastructure resulting in Client being unable to connect to the NSB Hosted Infrastructure from Client’s head office location. Service Unavailability shall not include failure as a result of Scheduled Maintenance, other planned outages, packet loss, problems with NSB software applications (which are covered by NSB service-level guidelines as outlined in Section C), Client’s head office equipment or facilities, acts or omissions of Client, Force Majeure or network-provider outages or service interruptions.

System Availability

NSB will provide a fault-management process to monitor NSB services for error conditions and notify appropriate technical personnel to initiate fault resolution. The following table describes the components of NSB fault management process.

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Schedule “D”

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DESCRIPTION	SERVICE LEVEL
Service Availability	99.3% system availability of the Hosted Infrastructure.

Proactive monitoring of Service Availability	Coverage:- 7 x 24 Service Level: NSB personnel will automatically be notified within 30 minutes of a system incident

Notice of Scheduled Maintenance will be provided to Client’s designated point of contact by a method elected by NSB (e-Service, telephone, email, or fax).

Service Unavailability due to issues arising from Client’s Data, NSB Software application performance issues (which are covered by NSB service level guidelines as outlined in Section C), and other issues resulting from Client’s internal network, communication link to NSB internal network or events of force majeure shall not be deemed Service Unavailability for the purpose of this commitment.

Standard System and Client Data Back-up & Recovery Processes

In order to minimize the loss of critical data, NSB Hosting Services employs a strict backup policy for all file systems and database files. Incremental backup for file systems and full backup for databases is provided on a scheduled basis as outlined in the table below. All back ups are stored on tapes and are secured at an off-site location, accessible solely by authorized NSB employees. Restoration of lost file system data and database restoration starts within 5 hours of a client’s request.

Client is allowed to request up to one backup restoration once annually, provided however that the need to restore is not directly related to a malfunction or issues with the Hosted Infrastructure. Any additional backup or restore requests by Client may be provided by NSB on a “time and materials” basis.

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Schedule “D”

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DESCRIPTION	SERVICE LEVEL

Back-up services	Full backup: nightly -1 week on-site -3 weeks off-site Frozen backups: 1 per Month (12 rotations) 1 per Calendar year end (One rotation)

Database Back-up services	Backup for RDBMS. All data is backed up nightly. Backups are stored at a secure off site 3rd party location.

Restoration of lost file system data (restore from last backup)	Coverage: M-F 8:30am–5:30pm (local to Client H/O) Service Level: 5-hour response to begin the data recovery process

Restoration of Client database. (restore from previous nights backup)	Coverage: M-F 8:30am–5:30pm (local to Client H/O) Service Level: 5-hour response to begin the data recovery process.

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Schedule “D”

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Schedule “E” to the NSB Software as a Service Agreement

POS EQUIPMENT SUPPORT AND MAINTENANCE

NSB POS Equipment support and maintenance is provided using various methods of service delivery. Next Day On Site Maintenance is used for the IBM Cash Drawer, LCD and CPU as outlined within Schedule ‘A’ to this SaaS Agreement.

ON SITE MAINTENANCE (“OSM”) SERVICE

OSM Service is provided next business day, during Client’s store hours of operations each Monday, Tuesday, Wednesday, Thursday, Friday, Saturday and Sunday, excluding Local Holidays. OSM is designed to provide Client with timely service and maintain Client’s designated POS Equipment in good working order. OSM Service does not assure uninterrupted operation of Clients POS Equipment.

OSM, as it pertains to service for Client’s POS Equipment, NSB shall utilize a combination of Next Day on site service and Advanced Exchange support.

OSM Service includes remedial and preventive maintenance based upon the specific needs of the individual item of Equipment. Client shall initiate each request for remedial maintenance by placing a call to NSB and providing to NSB the Equipment model and serial number. Remedial maintenance shall be considered completed when the Client’s Equipment has been repaired and NSB has made a commercially reasonable effort to restore, if necessary, the system’s disk image and data from the supplied image and data backup media securely stored on site at Clients store location. NSB will follow a definitive set of guidelines applicable to system restoration. OSM Service includes lubrication and adjustments, and may also include the replacement of maintenance parts, as NSB deems necessary. Preventive maintenance service may be performed by NSB in conjunction with a remedial service call.

Maintenance parts may or may not be manufactured by the OEM, may be altered by NSB to enhance maintainability, and may be new or reconditioned to perform as new.

CLIENT’S RESPONSIBILITIES

Client shall ensure that;

1.        The POS Equipment is available for the tech upon arrival at the store;

2.        Media copies are available for the technician if and when required to perform a system restore as NSB is not responsible for Client’s failure to do so, or for the cost of reconstructing data stored on disc files, tapes, memories, etc., lost or damaged during the performance of services under this Agreement.

Schedule “E”

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ADVANCED EXCHANGE (“AE”) SERVICE

AE is a service provided for those designated POS peripherals (keyboards, receipt printers, scanners, debit terminals, report printers, etc) which are easily replaceable by store personnel and where the service of an on-site technician does not bring any added value. In most cases, store personnel are simply required to unplug a cable and replace the defective peripheral with the replacement and pack the defective unit in the same box which the replacement unit was shipped in.

The advanced exchange process completely manages the delivery and return of replacement peripherals to and from the Client’s sites. The Client simply logs a call to NSB either through e-Service (NSB on line call channel) or via telephone to NSB 24/7 staffed Call Center, describing the issue and upon troubleshooting with NSB, a diagnosis will be made and the defective peripheral identified and a replacement ordered. A replacement peripheral is shipped from the central Logistics facility to the site. Once the part is confirmed on site, the store personnel will call NSB and NSB shall work with the store to have to replacement peripheral installed in placed of the defective peripheral. Upon successful completion of the installation of the replacement peripheral, the defective peripheral shall be returned to NSB repair facility. NSB partners with major air freight carriers, ensuring that accurate, up to the minute delivery tracking reports are readily available.

NSB Advanced Exchange Program

Upon determination by either NSB that a peripheral supported under NSB’s Advanced Exchange Program (“The Program”) is defective and requires replacement, NSB will:

I.                     ship all replacement parts for next day delivery each Monday, Tuesday, Wednesday, Thursday, Friday and Saturday (where applicable), excluding Local Holidays with a prepaid return shipping label and an associated RMA number with detailed shipping instructions for the return of the defective equipment to NSB’s designated repair facility.

II.                 receive the defective equipment from Client and match the RMA number, model and NSB Software as a serial number and other relevant product tracking information with the defective equipment received to validate that the correct unit has been received by NSB and/or by NSB’s Representatives. In the unlikely event that the equipment received by NSB and/or by NSB’s Representatives is not the expected equipment, NSB will contact the client’s store for immediate resolution. Client shall have 2 Business days to return the expected defective equipment to NSB’s designated facility at their cost. NSB shall return the equipment received in error back to Client and Client shall be responsible for all associated costs.

Schedule “E”

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III.            contact the Client’s store location directly and request that the defective equipment is returned to NSB designated repair facility if after 1 day from Client’s receipt of replacement unit, the defective equipment has not been shipped back to NSB’s designated repair facility.

IV.             where applicable, have the right to send a local field technician on site to the Client’s store location to pickup the defective equipment if after the attempt to retrieve the defective equipment as outlined in point In above, to NSB designated repair facility is unsuccessful. NSB shall invoice Client for said service at a two hour fiat rate fee at NSB then current Fees.

V.                  purchase replacement units for sparing purposes and invoice Client for the replacement cost in the event that the defective equipment is deemed to be unattainable, unrecoverable or abused. Replacement costs will be based upon NSB’s then current rates for said equipment plus a 15% surcharge.

In the event that Client retrieves equipment that has been designated as either unattainable or unrecoverable and where NSB has processed an order for equipment replacement under the Program, NSB may allow Client to return said equipment with a 45% restocking fee.

Dispatching for service under the Program must be reported to NSB by 5:00 pm EST, Monday through Friday and by 1:00 pm Saturday (where applicable). All Calls received by NSB outside of those hours will be processed for following day.

Schedule “E”

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SCHEDULE F to the NSB Software as a Service Agreement

NSB Retail Solutions Inc.

Software as a Service

Statement of Work

REFERENCE:	CR-SAAS-BOOTBARN

Original Date Issued:	February 25th, 2008

VERSION:	1.0

Date Revised:	February 26th, 2008

Schedule “F”

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Overview

Your Connected Retailer solutions delivered in a Software as a Service (SaaS) model provides a full range of industry leading, integrated products and services. With 35+ years of experience designing, developing and implementing systems for the specialty apparel and footwear market, we offer our customers software and best practice expertise to ensure that immediate business value is realized, risks are minimized, and return on investment maximized. As a trusted business partner, we are committed to on-going product development ensuring that the systems that you invest in today will meet both your short term and long term system and business requirements.

NSB Professionals combine advanced technical skills, extensive retail industry experience and of course, comprehensive NSB product knowledge to ensure that you maximize system functionality and that you are kept abreast of industry best practices.

This Statement of Work will list the scope of service deliverables and itemize the assumptions of our SaaS offering as they pertain to your implementation.

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Schedule “F”

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Project Scope

The project scope and SaaS implementation services outlined herein covers the following Connected Retailer modules: Foundation, Merchandising, Planning, Sales Analytics, CRM, Store and Communications. (An outline of each module can be found in the next section - Product Scope) The SaaS Product Review Meeting (PRM) serves as the project kick off. In this meeting, business processes will be aligned with SaaS product business flows and parameter configuration will be determined for Merchandising, Sales Analytics, CRM and Store. As such, client attendees must be empowered to make business and configuration decisions for the company in each of the specified areas. A detailed agenda will be provided in advance of the meeting to ensure accurate resource planning. The PRM is hosted at NSB’s corporate office, located in Montreal, Quebec.

NSB will provide training on each solution module using a train the trainer approach where NSB will deliver user training to a select group of client users within each module who will act as client designates for that module. (Note: the limit of number of people per training session can be found under “considerations” within each module in the Product Scope section) We have found that not only is this an efficient training approach but it also develops the strong in house expertise that ensures optimum system use.

Application training may be delivered on site, or at NSB. Live meeting may be used for certain application training at the discretion of the NSB trainer.

A three (3) day post live audit/advanced training is provided as part of this Statement of Work. Ongoing and/or additional advanced training may be provided to the client at prevailing rates.

In order to eliminate the duplication of effort, streamline processes, standardize on formats, and convert historical data, NSB recognizes that integration between certain of Client’s existing systems (i.e. Great Plains, Devix eCommerce) and NSB’s Connected Retailer environment will be required. Client understands and accepts that any integration effort (between any NSB Connected Retailer module and any 3rd party solution) shall be the sole responsibility of the Client and that all integration files shall conform to NSB’s standard application data layouts (API).

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Schedule “F”

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Assumptions

Efforts described in this Statement of Work (SOW) are based on the implementation of one single company. In addition, it is understood and accepted that the SaaS offering is a suite of pre-configured solutions based on industry best practices. Client specific customization or modifications are considered out of scope of the SaaS offering and as such, provisions for custom work will not be included within the SOW. All out of pocket expenses (travel, lodging, ground transportation, meals, etc) that are incurred as a result of travel to and from the Client location(s) for training, implementation and/or support of the project deliverable is the sole responsibility of Client.

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Schedule “F”

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Product Scope

The product scope section of this Statement of Work lists each module with corresponding features, functions and certain parameter settings as per the SaaS Connected Retailer packaged offering unless otherwise specified.

Within the SaaS configuration, there are certain parameter options that are client specific and as such, cannot be pre-configured by NSB. These client specific configuration elements require consultative input by the Client at the PRM. This Statement of Work includes implementation services for the following Connected Retailer products: Foundation, Merchandising, Planning, CRM, Sales Analytics and Store.

Connected Retailer Foundation

Connected Retailer Foundation includes vital tools such as security and enterprise application integration that provide the platform for the system infrastructure.

Considerations pertaining to Foundation:

1.              NSB will provide Client with a user security grid template during the PRM that shall be completed by the Client. This user security grid will identify all users, their areas of responsibility and system module/menu access requirements. NSB will enable Client to maintain user access as it pertains to the Merchandising solution.

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Schedule “F”

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Connected Retailer Merchandising

The Connected Retailer Merchandising Solution is the core of NSB integrated Connected Retailer suite of solutions that automates and synchronizes master data within the retail cycle— from master file definition to final sale. Connected Retailer Merchandising incorporates a centralized infrastructure that ensures the consistency and integrity of data throughout the enterprise.

The configuration of each module shall be defined under separate cover in the Application Configuration document. The Application Configuration document will include client specific configurable elements determined during the Merchandising phase of the PRM.

NSB Connected Retailer Merchandising includes the following modules listed below.

Product Management

•                  Definition and creation of the Main Merchandise Hierarchy:

•                  Chain-Division-Department-Class-Subclass

•                  Style Maintenance (creation, modification, reclassification)

•                  Styles will be created and maintained as ‘Regular - Color & Size, Color/No Size, or Size /No Color.

•                  Size and Color Maintenance

•                  User defined Product Attributes set up and usage. (Attribute definition and usage for location, vendor and document types is also included)

•                  Style Pack definitions and usage

•                  Fourteen (14) pre-defined views are available in the Merchandising Scorecard to monitor sales and inventory activity at the style/color/location level.

Purchase Order Management

•                  The following Purchase Order types are supported:

•                  Standalone Bulk Purchase Orders (Bulk order flows for both pre and post allocated merchandise are included)

•                  Pack-by-Store drop-ship Purchase Orders

•                  Procedure for inventory flow through within the warehouse.

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Schedule “F”

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•                  Purchase Orders may be generated by:

•                  Manual entry via Purchase Order Mgmt Module

•                  Copy order via Purchase Order Mgmt Module

•                  Using historical data to determine demand within the Allocation module and then converted to a Purchase Order.

•                  Using automated replenishment vendor reviews.

•                  The Purchase Order Approval workflow is defined by employee position.

•                  There are seven (7) pre-configured views within the Purchase Order Worklist. Sort and filter capabilities are available within each view.

•                  Two Purchase Order print formats are included:

•                  1 bulk and 1 drop-ship.

•                  Purchase Orders may be printed or emailed to vendors.

•                  Integrated OTB look up (assuming planning values are made available)

Allocation & Replenishment (A&R)

•                  Pre Allocation workflow and process

•                  Post Allocation workflow and process

•                  Generation of Purchase Orders using historical information within A&R to determine demand.

•                  Allocation methods included are:

•                  Allocate using Actual Selling (assuming history is loaded and/or available)

•                  Allocate using Min/Max profiles

•                  Allocate using Manual Entry

•                  Allocate using Prior Distribution Instruction

•                  Definition and execution of automated vendor replenishment based on Min-Max quantities ( designed to generate Purchase Orders to replenish either store or warehouse demand)

•                  Definition and execution of automated warehouse picks based on Min Max quantities (designed to push product from the warehouse to the stores)

•                  Scheduling of system generated Min Max profiles ( based on Weeks of Supply)

•                  Size Ownership: Understanding Size Ownership as it relates to the calculation of allocation/replenishment quantities.

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Schedule “F”

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Inventory Management

Note: Assumption is that the NSB Inventory Management module contained within Merchandising will be used at head office and NSB Web based Inventory Module will be used in store to perform inventory movement transactions (Receipts, Transfers, RTV’s, Inventory Adjustments, etc). Assumption: Layaway sales (if applicable) are booked at the time of pickup.

•                  Receiving management and work flow of Bulk and Drop Ship Purchase Orders.

•                  Pick, Pack and Ship

•                  Transfer management and work flow of head office initiated or store initiated transfers.

•                  Using “unsolicited receipt” documents to receive merchandise without a purchase order. (if required)

•                  Working with returns-to-vendor (RTV’s): Back office flow and/or store flow.

•                  Working with Inventory Movement Request Documents (IMRDs)

•                  Working with stock status adjustments to move merchandise from one stock status to another.

•                  Using Shrink Adjustments to account for known theft.

•                  Using User-Defined (unit and/or cost) Adjustments

•                  Using Average Cost Adjustments

•                  Physical Inventory processes and procedures:

•                  Ticket Printing: Head Office functions to generate and print price tickets. Two (2) pre-defined tickets formats are included. Tickets must contain at minimum, the UPC number, UPC barcode, current retail, and SKU identifier.

Price Management

•                  Working with Permanent & Promotional Price Changes.

•                  Working with Deals, including:

•                  Mix & Match,

•                  Single Item Pack,

•                  Multi-item Pack,

•                  Tier Pricing,

•                  Classification Threshold,

•                  Mix & Match Coupon,

•                  Mix & Match Prompt

•                  Working with Price Statuses.

•                  Price Look Up: Configuring Price Look Up to ensure the accurate, automated download of Styles, UPC’s, Descriptions, and Pricing (Permanent, Promotional and Deal price changes) to the stores.

Schedule “F”

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Stock Ledger

•                  Both the Retail and Cost methods of accounting are supported.

Invoice Matching

•                  Both manual and automated Invoice Matching flows are supported.

•                  There are three automated matching flows:

1.              Conservative Matching

2.              Better Total Discounts Matching

3.              Match by PO Only

Merchandise Analytics

•                  Building user defined queries and automated alerts

•                  Working interactively with on line queries – sorts, filters, and taking action on product to automatically populate Style lists, Transfers and/or Price Changes.

Considerations pertaining to Merchandising:

I.                NSB will provide hands on, on site training to the Client’s merchandising super users (maximum 7) who will be client designates for the Merchandising application. On going or additional training may be provided to Client, post-live for an incremental fee to cover topics such as:

a.              Advanced Query and Report writing

b.              Refresher Training – review of the core modules/basic training

c.               Advanced Training with respect to the core modules – including use of additional functionality available within Merchandising and Merchandise Analytics.

d.              Additional functional and/or technical consulting services, operational and/or procedural audits.

II.           Two (2) ticket formats are included with the package. Ticket printing via the Merchandising application requires that Teklynx/Codesoft software be installed. Additional ticket format development will be billed at NSB current rates. Teklynx software is not included within the SaaS deliverable and can be sourced either through NSB or directly through Teklynx.

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Data Conversion and Integration

Technical consulting services are available on a Time & Materials basis to provide guidance for client Integration work.

Data Conversion

NSB will work with Client to identify where automated data conversions are possible. A total of three (3) technical consulting days are included as part of this SOW to facilitate data conversion efforts. All data conversions shall conform to NSB’s standard application data layouts (API’s).

The following is a list of potential data elements that may be electronically loaded into merchandising, providing that the data conforms to NSB standard API:

•                  Styles and UPC’s

•                  Open Inventory & History Load

•                  Open PO’s

•                  Cumulative Cost to Stock Ledger

•                  Min / Max profiles to Replenishment

Historical data may be electronically loaded at the following merchandise levels:

(i) SKU, (ii) Style/Color, (iii) Style and the lowest level in the merchandise hierarchy, by location, by merchandise week.

Once Client signs off on data loaded into the test merchandising system, NSB will work with Client to execute the conversion loads into the live merchandising environment. Client shall be responsible for validation of all converted data loaded in both the test and live merchandising systems.

Client is responsible for providing NSB with a populated pre-defined grid for:

•                  Employee names and security levels

•                  Merchandising Vendors

•                  During the conversion period, a cutover plan will be created and reviewed with Client. All cutoff times must be respected by the Client in order to maintain data integrity and timelines.

3rd party Integration Points

•                  Integration to and from any 3rd party software solution shall confirm to NSB’s standard API file layouts and be the sole responsibility of the client.

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Connected Retailer Merchandise Planning

The Connected Retailer Merchandise Planning solution being implemented is a comprehensive planning solution that includes both chain and store planning, utilizing both a top down and bottom up approach. The SaaS approach to Merchandise Planning is to deliver a pre-configured process with respect to implementation and client training, taking into consideration the needs of specialty retailers.

Considerations pertaining to Merchandise Planning:

I.                NSB will provide hands on, on site, training to the Client’s defined list of a maximum of Five (5) merchandise planning super users who will be termed as client designates for the Merchandising Planning application. We have found that this is not only an efficient training approach but it also develops the strong in house expertise that ensures optimum system use. On going or additional training may be provided to the client, post-live for an incremental fee to cover topics such as:

a.              Store Planning

b.              Additional set up instructions and training within System Administration

c.               Incremental user training for Clients planning processes, i.e:, alternate hierarchies, data filters, navigation, etc

Merchandise Planning training includes;

•                  System Administration

•                  Planning Module (Chain planning to include new store planning).

Merchandise Planning Implementation Key Considerations:

•                  NSB will post history from Merchandising Analytics to Planning. With support from the client, NSB will perform all data validation exercises. Client is responsible for the final signoff of history posting into planning.

•                  The planning hierarchy will mirror the Merchandising hierarchy.

•                  The Planning implementation services contained herein assume that the Merchandising Analytics data is up to date and certified by Client to be accurate.

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•                  Current plans will be manually created within the new Planning module

•                  Additional out of scope training can be provided to the client, post-live for an incremental fee:

•                  This Statement of Work assumes that the Standard Planning Rules (SPR’s) will be implemented. Any effort required to customize the standard planning elements, related metadata, calculations, and/or planning execution rules are outside the scope of this Statement of Work. Calculations are based on retail planning.

The details below define the key elements and execution rules:

Sales

•                  A change in Sales dollars will recalculate the Markdown dollars holding the Markdown %; this is also true for Shrink dollars.

•                  Sales are not affected by changes to either Inventory or Receipts.

•                  A change in Sales dollars will not affect Inventory dollars; Receipts dollars will be adjusted to reflect the change. i.e. if Sales dollars are increased, Receipts dollars will be increased by the same amount; therefore assuming that the additional Receipts dollars will be sold.

•                  A change in Sales dollar will also adjust the Receipts units. The receipt units will be calculated using the Receipt average price. Inventory units will then flow to the end of the season.

•                  Sales units will work in reverse of above example.

Receipts

•                  Receipt Average Price will not change when changing Inventory, Sales or Receipts; Receipt Average Price will be used to re-calculate units and/or dollars.

•                  A change in Receipt dollars will change Receipt units using Receipt average price. The Inventory dollars and units will flow through to the end of the season; Sales will not be affected.

•                  Receipt units will work in reverse of above example.

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Inventory

•                  Changes to Inventory dollars will reflect an adjustment to the previous and current months Receipt dollars using a flow calculation; the assumption being that season’s total Receipt dollars will remain constant. The Receipt units will calculate from the Receipt average price. Inventory units will then flow to the end of the season.

•                  Inventory units will work in reverse of above example.

Margin Elements

•                  The Retail Gross Margin dollars element is a calculated value. In order to affect Retail Gross Margin dollars, at least one of its components (Sales, Cogs, Markdown dollars, Shrink dollars) must be affected.

•                  The Cost Gross Margin dollars element is a calculated value. It is not affected by a change to Markdown dollars, Shrink dollars etc. It is only recalculated if Sales or Cogs is affected.

Analysis Elements

•                  The elements listed below are used for analysis purposes, in most cases an execution rule exists to make changes to these elements (*are elements without execution rules).

STK TO SALES R	STK TO SALES U
SELL THRU % R	SELL THRU % U
SEASONAL TURN	GMROI
*FWOS R	*FWOS U
*OTB R	*OTB U
AVG STR SLS R	AVG STR SLS U
AVG STR BOM R	AVG STR BOM U
MARKDOWN TOT %	MARKDOWN PERM %
MARKDOWN PRO %	BOM MU%
RCPT IMU %

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Schedule “F”

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Connected Retailer Sales Analytics

Designed for multi-channel retailers, NSB Connected Retailer Sales Analytics Solution ensures the integrity and accuracy of head office information systems that rely on point-of-sale transaction data. Acting as the central repository for sales transaction data, Sales Analytics controls store-level transactions, detects problems with transaction data, ensures supporting transaction details are easily accessible, and eliminates inconsistencies across retail information systems.

Sales Analytics includes the modules listed below. The configuration for each of the respective modules shall be defined under separate cover in the Application Configuration document that will include references to the client specific configurable elements of Sales Analytics, and will be determined during Sales Analytics PRM:

i.                  Sales Audit including Store Translate

ii.               Flash Sales

iii.            Credit Settlement

iv.           Voucher Management

Considerations pertaining to Sales Analytics:

I.                          NSB will provide hands on, on site training to the Client’s finance/auditing super users (maximum 4) who will be client designates for the Sales Analytics application. On going or additional training may be provided to the client, post-live for an incremental fee to cover topics such as:

e.               Advanced Query and Report writing

f.                Advanced Training with respect to the core modules

g.               Additional functional and/or technical consulting services, operational and or procedural, that pertains to the business or technical processes

II.                     NSB can provide Sales Audit standard export interface files as per the NSB pre-defined export formats.

III.                NSB can accept import files into Sales Audit based on NSB standard pre-defined import formats.

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IV.                 This Statement of Work assumes Client will use the standard import and export interface files as per the NSB pre-defined formats.

V.                      The implementation of Sales Audit does not have provisions, nor permit for the conversion and migration of data originating from a third-party system.

VI.                 NSB Integration services to incorporate 3rd party POS or 3rd party data sources, (i.e. eCommerce and catalog), and any other imports outside of the standard SaaS Connected Retailer offering into Sales Audit are outside of the scope of this Statement of Work.

VII.            Client is responsible for maintaining any data exported to 3rd party systems (i.e. eCommerce and catalog) using NSB standard Sales Audit transaction export file for all other solutions outside of the SaaS Connected Retailer offering.

VIII.       Client is responsible for providing NSB with a pre-defined populated grid for:

i.                  Employee names and security levels

IX.                 Client is responsible any effort associated with integrating their 3rd party (Dynamics G.P) financial system to NSB Connected Retailer as it pertains to the moving of data to and from the NSB Solutions. NSB shall provide the standard API for Client to use as an integration reference guide. NSB consultation efforts will be billable on a time and materials basis.

X.                      The Sales Analytics applications will be implemented in a single currency environment (USD).

XI.                 Credit Settlement interface, integration and certification work is assumed to be for a single payment-processing provider. NSB preferred payment processor is ChasePaymentech and all NSB efforts to integrate to ChasePaymentech are included as part of this Statement of Work.

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Schedule “F”

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Connected Retailer Customer Relationship Management

The Connected Retailer Customer Relationship Management (“CRM”) Solution provides all the tools necessary to capture, manage, and analyze customer information. Data management, data segmentation tools, promotion management, dynamic analytical reports, and loyalty program management, comprise our comprehensive CRM Solution.

CRM includes the modules listed below. The configuration for each of the respective modules shall be defined under separate cover in the Application Configuration document that will include references to the client specific configurable elements of CRM, and will be determined and reviewed as part of the CRM PRM:

i.                            Information Center

a.              Data Manager

b.              Web Extensions *

c.               Contact Manager

d.              Customer Inquiry

ii.                         Insights Manager

a.              Customer Reporting

b.              Campaign Manager

c.               Reward Manager

iii.                      Store

a.              Point of Service CRM

*Web Extensions is a development tool kit.  NSB shall provide Client with the necessary programming guide which contains information about the function calls within Web Extensions, enabling Client to integrate them with their custom designed web interface. Microsoft enterprise licensing may be required and those costs would be the responsibility of the Client.

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Considerations pertaining to CRM:

I.                          NSB will provide hands on, on site training to the Client’s CRM super users (maximum 3) who will be client designates for the CRM application. On going or additional training may be provided to the client, post-live for an incremental fee to cover topics such as:

a.              Advanced Query and Report writing

b.              Advanced Training with respect to the core modules

c.               Additional functional and/or technical consulting services, operational and or procedural, that pertains to the business or technical processes.

II.                     Connected Retailer Point of Service CRM is being implemented on the Store platform.

III.                Only one database is being implemented.

IV.                 Client is responsible for providing NSB with a populated pre-defined grid for:

i.                  Employee names and security levels

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Schedule “F”

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Connected Retailer Store

Connected Retailer Store, is a Windows-based store automation system that includes POS and store back office functionality. The Connected Retailer Store Solution, configured within the frame work of SaaS will enable you to improve customer service, generate better management information and reports (about customers, merchandise, and sales processes), and help your sales associates maximize time spent with customers.

Store includes the modules listed below. The configuration for each of the respective modules shall be defined under separate cover in the Application Configuration document that will include references to the client specific configurable elements of Store, and will be determined and reviewed as part of the STORE PRM:

i.                            Point of Sale

ii.                         CRM In-Store Extensions

iii.                      Customer Payment & In Store Voucher Authorization

iv.                     Enterprise Electronic Journal

v.                        Enterprise Returns

vi.                     Back Office (Cash Management, In-Store Report Viewer, Employee Maintenance, Time and Attendance Management)

vii.                  Inventory Control

viii.               Communications

ix.                     Trickle Polling

x.                        Electronic Payment Switching

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Schedule “F”

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Considerations pertaining to Store:

I.                          NSB will provide hands on, on site training to the Client’s POS super users (maximum 6) who will be Client designates as it pertains to the NSB Store application. On going or additional training may be provided to Client, post-live for an incremental fee to cover topics such as:

a.              Advanced Training with respect to the supported core modules

b.              Additional functional and/or technical consulting services,

c.               Operational and or procedural, that pertains to the business or technical processes.

II.                     Client shall be using some of their existing receipt printers and LCD screens.  NSB has performed preliminary testing and based on the results to date, have a high degree of confidence that they can function in accordance with the NSB Store version that it was tested with. Notwithstanding the forgoing, Client shall assume responsibility for the ongoing support and maintenance of the Client supplied peripherals, including, but not limited to Star receipt printer and ELO LCD panel.

III.                Client shall be responsible for providing to NSB with two (2) POS Register hardware set ups for the NSB lab at the beginning of the project. The lab system (i.e., server/workstation combinations) shall be identical to the setup(s) in the store, and is required for testing, training and ongoing support purposes. For avoidance of doubt, Client shall provide NSB two of each of the Client supplied peripherals as deployed at Client stores. These peripherals are required by NSB to ensure that NSB can provide ongoing tested updated and be able to troubleshoot potential issues reported by stores that may be a direct cause of an issue with the Client supplied peripherals.

IV.                 The associated services are included as it pertains to the combination of one (1) complete hardware configuration purchases as complete registers from NSB as well as one (1) hybrid hardware configuration which shall include Equipment purchased from NSB, such as an IBM CPU, keyboard and cash drawer, along with Client supplied receipt printer and LCD screen and one (1) software configurations (English), is included within this Statement of Work. NSB has NOT tested Client supplied Customer Displays or Scanners and as such, cannot assure that they can and will function as part of the Client supplied POS hardware.

V.                      Additional software configurations may be necessary should Client require different software sets as a result of the need to address different banners, divisions, languages, and/or concepts and may be established at an additional cost to Client.

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VI.                 Stores with more than four (4) POS devices (Registers/Mobile) shall require a dedicated file server. NSB has not yet scoped the required dedicated server and that configuration shall shall be quoted under separate cover and agreement.

VII.            Client shall have the rights to use the Store solution in a mobile (wireless) POS environment. Efforts associated with configuring, implementing, deploying and supporting a mobile POS initiative would be scoped and quoted at a later date and time and all costs would be in addition to the efforts quoted within this scope of work.

VIII.       The timing for the rollout and deployment for the chain is in a single go live effort which will be detailed and agreed upon at part of the SAAS PRM or shortly thereafter.

IX.                 The standard remote access tool for application support is using Remote Desktop via a WAN or Dialup persistent connection to the Hosted Infrastructure.

X.                      The services to be provided are based on a single credit certification process and on the use of standard Communications and Customer Payment interfaces, which will be provided and reviewed at the STORE PRM.

XI.                 The implementation outlined herein does not have provisions nor permit for the conversion and migration of data originating from any other third-party systems.

XII.            Connected Retailer Communications utilizes IP connectivity between stores and the credit service provider.

XIII.       Should Client not contract with NSB for the establishment of a persistent network connection (i.e. ADSL) from their stores to NSB, Client will be responsible for the establishment, management and support of the persistent high speed network connection from their stores to NSB for the purpose of credit and debit authorization and settlement of credit and debit transactions, enterprise returns, customer lookup, etc.

XIV.        Should Client decide not to contract NSB for the implementation and support of their persistent network connection from their stores to NSB, Client must provide NSB with the network specifications and topology design at the STORE PRM or shortly thereafter.

Payment processors require a formal certification process to ensure the implementation of the credit/debit authorization and settlement process is properly defined to interface with their remote systems. NSB has established a preferred partnership with CHASEPAYMENTECH as

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our preferred payment processor as this will streamline this process, mitigate risk and minimize costs. Should Client elect to establish or maintain an existing partnership outside of the NSB preferred payment-processing partnership, NSB will work with Client’s preferred payment processor to establish certification and Client shall be responsible for all incremental NSB and 3rd party costs associated with such certification process. In addition, Client will be responsible for all costs associated with the secured persistent network connection between NSB and their preferred payment processor.

Assumptions

i                              This implementation is for a single company within Client’s retail operation.

ii.                        A single set of corporate business processes will be used for all selling channels.

iii.                     In the event that Client postpones or delays the project or any portion thereof, Client agrees to accept and pay for the additional work required, as well as, the fees and related out-of-pocket expenses related to any travel costs.

iv.                    All Client specific application configurations will be limited to those items defined as client configurable elements during the SAAS PRM. Client must approve the SAAS PRM minutes in writing before any additional configuration work is started. Changes to any Client configurable elements after approval, are considered additional effort and shall be billable on a time and materials basis.

v.                       Connectivity efforts are based on a VPN connection between NSB and Client. Additional efforts to install or support other types of connections (i.e. dial-up connections) will be quoted separately.

vi.                    Minimum Client Desk Top Computer requirements for the use of the NSB SaaS Head Office applications of the Connected Retailer are as follows:

Pentium III+ or equivalent Celeron

Windows XP Professional

512 MB of RAM

4 GBytes of available disk space

vii.                 Test database installation will be on the same server and use the same instance as the live production database. Access to a fully integrated test database in a test environment will be on a scheduled basis.

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Sample Timeline

The following is a sample timeline as it pertains to the implementation of NSB Connected Retailer, Software as a Service. The deliverables, timeline and associated milestones are for reference purposes only and the actual dates, timeline and deliverables shall be adjusted upon completion of the PRM process.

Tasks	Start date	Finish date
Software as a Servcie: Project Milestones	February 4, 2008	June 10, 2008
Pre-Project Review Meeting - Tasks	February 4, 2008	February 19, 2008
Project Review Meetings (PRM) and post-PRM tasks	February 20, 2008	March 28, 2008
SaaS server infrastructure set up	March 17, 2008	March 28, 2008
NSB Head Office applications installed on servers	March 31, 2008	April 21, 2008
NSB Store application configurations	April 2, 2008	April 18, 2008
Playback register image ready	April 17, 2008	April 17, 2008
Store Playback to Client completed	April 23, 2008	April 24, 2008
Store final image frozen	May 2, 2008	May 2, 2008
Merchandidsing data load files and validation - in Test	March 4, 2008	March 12, 2008
NSB Merchandise training	April 16, 2008	April 23, 2008
NSB Host application configurations	April 11, 2008	April 25, 2008
NSB Readiness testing	May 5, 2008	May 8, 2008
Client pre-live training	April 16, 2008	June 9, 2008
Purchase Order Management Allocations & Replensihment training	May 27, 2008	May 29, 2008
Merchandise Planning training	May 29, 2008	June 3, 2008
Sales Audit & Flash Sales training	June 2, 2008	June 6, 2008
CRM training	June 6, 2008	June 9, 2008
POS Training	May 29, 2008	June 2, 2008
Business Intelligence & Report training	May 29, 2008	June 2, 2008
Merchandidsing data load files and validation - in Production	May 10, 2008	June 10, 2008
Pre-live work complete	June 10, 2008	June 10, 2008
Client Live	June 10, 2008	June 10, 2008

Schedule “F”

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Schedule “G” to the NSB Software as a Service Agreement
NSB U.S RATE & LOCAL HOLIDAY SCHEDULE

This rate schedule sets forth the rates in respect of Professional Services and Support and Maintenance Services that are billable on a time and materials basis. Rates are subject to change with sixty (60) days notice. Notwithstanding the foregoing, for the first six (6) months from the date of execution of this agreement, Client shall be entitled to a twenty percent (20%) discount off of NSB then current rates for additional out of scope services.

All Travel time and all out-of-pocket expenses are billable.

HARDWARE & SOFTWARE SUPPORT

In respect of hardware and software covered under the NSB Master Agreement, rates for billable time are:

Regular time  $190.00/hr 8:31 – 17:30 Weekdays

Overtime       $285.00/hr 17:31 – 8:30 Weekdays, Weekends, and Statutory Holidays

Note:    Time is rounded up to the nearest 1/2 hour. A minimum of one (1) hour is in effect from 23:01 to 7:59.

Note:    Work performed by any NSB sub-contractor will be billed at the then current sub-contractor rate which is subject to change without notice.

UNITED STATES NSB HOLIDAY SCHEDULE (January 1, 2008-January 1, 2009)

January 1, 2008 New Year’s Day	September 1, 2008 Labor Day

March 21, 2008 Good Friday	November 27, 2008 Thanksgiving Day

May 26, 2008 Memorial Day	December 25, 2008 Christmas Day

July 4, 2008 Independence Day	January 1, 2009 New Years Day

Schedule “G”

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Schedule “H” to the NSB Software as a Service Agreement

HIGH SPEED PERSISTENT NETWORK CONNECTIVITY

Client may elect to enter into an agreement with NSB for network connectivity and if so, a separate stand alone agreement would be entered into between both parties.

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Schedule “H”

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Schedule I

NSB Per Diem Travel Policy

Client hereby agrees that travel related expenses including but not limited to airfare, hotel, meals, and travel time will be subject to NSB’s Travel Policy, billed at the current rate schedule, and including per diem defined as follows.

•                  All travel shall be economy class, and shall be booked as far in advance as possible.

•                  Hotels shall be standard business class (such as Marriott, Sheraton, Hilton, etc.).

•                  NSB Resources will be paid a per diem to cover all incidentals including meals with tips, snacks & sundries, personal entertainment, laundry and personal telephone call expenses while traveling. Receipts are not required to be submitted.

•                  The per diem amount is:

•                  $65 CDN in Canada

•                  $65 US per day in the US

•                  $85 US per day in New York, California, Las Vegas, Chicago and Atlanta

•                  $75 US per day in Bermuda

•                  £85 per day in London

•                  €75 for Europe

•                  The per diem rate is proportionately adjusted for partial travel days. Travel begins one hour before the scheduled departure of a commercial carrier (plane, train, etc.) or, if driving, the actual time of departure. The travel status ends one hour after the commercial carrier returns the traveler to his/her home base. Travel by automobile ends upon arrival at the traveler’s workplace or residence.

•                  For partial travel days, the following guidelines will be used to determine the proportionate meal per diem. Travel days begin at 12:01AM and end at midnight. Each day is further broken up into quarters (12:00 AM to 6:00 AM, 6:00 AM to 12:00 PM, 12:00 PM to 6:00 PM, and 6:00 PM to 12:00 AM).

•                  As an example, if you have a flight at 10:00 AM on Monday and return 4:00 PM on Wednesday you would be eligible for 2.5 days of per diem which is 75% for Monday, 100% Tuesday and 75% on Wednesday.

•                  Travel time will be billed at NSB’s current prevailing rates.

Schedule “I”

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